EXHIBIT 10.1

CONSIGNMENT AGREEMENT

THIS CONSIGNMENT AGREEMENT is entered into as of October 2, 2009 by and among CANADIAN IMPERIAL
BANK OF COMMERCE, a Canadian chartered bank (the “Gold Lender”), CIBC WORLD MARKETS INC., an Ontario corporation and subsidiary of the Gold Lender (the “Copper Lender”); and BRUSH
ENGINEERED MATERIALS INC., an Ohio corporation (“BEM”), WILLIAMS ADVANCED MATERIALS INC., a
New York corporation (“WAM”), TECHNICAL MATERIALS, INC., an Ohio corporation
(“TMI”), BRUSH WELLMAN INC., an Ohio corporation (“BWI”), ZENTRIX TECHNOLOGIES
INC., an Arizona corporation (“ZTI”), WILLIAMS ACQUISITION, LLC, a New York limited liability company d/b/a Pure Tech (“Pure Tech”), THIN FILM TECHNOLOGY, INC., a California
corporation (“TFT”), TECHNI-MET, LLC, a Delaware limited liability company (“TML”)
and such

other Subsidiaries (as hereinafter defined) of BEM who may from time to time become parties hereto by means of their execution and delivery with the Metal Lenders (as hereinafter defined) of a Joinder Agreement (as hereinafter defined) (BEM, WAM, TMI, BWI, ZTI, Pure Tech, TFT, TML and such Subsidiaries are herein sometimes referred to collectively as the “Customers” and individually as a “Customer”).

W I T N E S S E T H:

WHEREAS, the Customers and the Metal Lenders desire to enter into this Consignment Agreement (as the same may be amended, supplemented, extended, restated or otherwise modified from time to time, this “Agreement”) pursuant to which the Gold Lender will extend to the Customers a gold consignment facility and the Copper Lender will extend to the Customers a copper consignment facility, in either case, on the terms and conditions, and in reliance upon the covenants, representations and warranties of the Customers hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

When used herein, the terms set forth below shall be defined as follows:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Secured Metal Facility Indebtedness” means the value (as determined in accordance with Section 2.2 hereof as it relates to Gold and Copper) of all precious and base metals outstanding on consignment, loan, conditional sale or lease from all Approved Consignors to the Customers under Permitted Metal Agreements with Approved Consignors plus any unpaid purchase price for such precious and base metals that have been withdrawn and are required to be purchased and paid for in full under such Permitted Metal Agreements.

“Aggregate Secured Metals Limit” means the maximum aggregate value of all Consigned Precious Metal (as defined in the Metal Intercreditor Agreement) permitted to be outstanding at any particular time pursuant to Section 4.8 of the Metal Intercreditor Agreement.

“Agreement” has the meaning set forth in the Whereas Clause.

“Approved Consignor” means a Person who supplies gold, silver, platinum, palladium, rhodium, copper and/or other precious or base metals to any of the Customers on a secured basis (whether styled as a consignment, loan, conditional sale, lease or other secured financing) and who is a party to the Metal Intercreditor Agreement.

“Approved Domestic Location(s)” means the Premises of any of the Customers located in the continental United States and listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location located in the continental United States approved by the applicable Metal Lender (or the Collateral Agent) in writing from time to time.

“Approved Foreign Location(s)” means locations located outside of the continental United States and listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location located outside of the continental United States approved by the applicable Metal Lender (or the Collateral Agent) in writing from time to time.

“Approved Locations” means, collectively (a) the Approved Domestic Locations, (b) the Approved Foreign Locations, (c) the locations of the Approved Refiners/Fabricators, and (d) the Approved Subconsignee Locations.

“Approved Refiners/Fabricators” means the refiners and fabricators listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and such other fabricators and refiners as may be approved by the applicable Metal Lender (or the Collateral Agent) in writing from time to time; provided, however, such Metal Lender together with the Collateral Agent shall have the right, in their reasonable discretion, to give written notice that a fabricator or refiner, whether now, or hereafter approved, is no longer an Approved Refiner/Fabricator.

“Approved Subconsignee Locations” means, collectively, the locations described in Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location approved by the applicable Metal Lender in writing from time to time, where Consigned Metal may be located while in the possession of Approved Subconsignees.

“Approved Subconsignee Metal” means all Consigned Metal outstanding on sub-consignment from the Customers to Approved Subconsignees; provided, however, that the value of all Approved Subconsignee Metal shall not at any time exceed Five Million Dollars ($5,000,000).

“Approved Subconsignees” means the subconsignees listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other subconsignee approved by the applicable Metal Lender (or the Collateral Agent) in writing from time to time.

“Authorized Representatives” means all person(s) who are authorized in writing by and on behalf of the Customer Agent or the Customers under this Agreement, including, without limitation, (a) to transact Consignment and purchase and sale transactions with the applicable Metal Lender under the Consignment Facility, and (b) to request that a Consignment under the Consignment Facility be continued as such or converted to a Consignment of another Type.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) as amended from time to time, and any rule or regulation promulgated thereunder.

“Beryllium Contracts” means any and all agreements or other arrangements (however styled) for the purchase, procurement or other acquisition of beryllium, in whatever form, entered into from time to time by any Customer (including, without limitation, Beryl Ore, Copper Beryllium Master Alloy, Vacuum Cast Beryllium Ingot and Vacuum Hot Pressed Beryllium Billet), but only to the extent that the US Dollar equivalent of any Indebtedness related thereto does not exceed $20,000,000 during any consecutive twelve-month period.

“Business Day” means a day on which commercial banks settle payments in (a) London, if the payment obligation is calculated by reference to any pricing period or pricing mechanism relating to London, or (b) New York, New York, for all other payment obligations; an adjustment will be made if a date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day except as otherwise set forth herein.

“Capital Expenditures” means, without duplication, any expenditure by any Customer for any purchase or other acquisition or development of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of BEM and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” means, for any Person, any lease of property by such Person as lessee which would be capitalized on such Person’s balance sheet in accordance with GAAP.

“Category” means, with respect to any Metal, its nature as either Gold or Copper.

“Changed Tax Base” means any tax imposed by the United States of America payable by the applicable Metal Lender, the imposition of which results directly from a change in law after the Closing that changes the basis of federal income taxation in such a way that results in the applicable Metal Lender becoming subject thereto after the Closing to the extent attributable to the transactions contemplated by the Metal Documents; provided that a Changed Tax Base shall not include any (a) change in the rate of taxes already imposed by the United States of America as of the Closing or (b) imposition of taxes by the United States of America on the applicable Metal Lender resulting from any (i) change in lending office by any applicable Metal Lender or (ii) change in the actions or business practices of any applicable Metal Lender.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of BEM; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of BEM by Persons who were neither (i) nominated by the board of directors of BEM nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“Client” means any third-party customer or client of a Customer that delivers (whether by physical delivery or by means of entries in any “pool account”, “toll account”, or similar arrangement) Client Metal to such Customer pursuant to an arrangement (each, a “Client-Customer Arrangement”) whereby, in the ordinary course of such Customer’s business, it (a) refines such Client Metal for such third-party customer or client, or (b) uses such Client Metal to manufacture or fabricate one or more products or provide other services for such third-party customer or client.

“Client-Customer Arrangement” has the meaning set forth in the definition of “Client”.

“Client Metal” means any Metal or other property owned or held by any Client, and any Metal or other property consigned, loaned or provisionally sold to any Client by any Person other than a Customer.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral” means any collateral securing payment of all or any portion of the Obligations, including, without limitation, Consigned Metal.

“Collateral Access Agreement” means any landlord waiver or other similar agreement in favor of the Metal Lenders from any third party (including any bailee or consignee) in possession of any Collateral or any landlord of any Customer for any leased Premises where any Collateral is located, as any such waiver or similar agreement may be amended, restated or otherwise modified from time to time.

“Collateral Agent” means The Bank of Nova Scotia, in its capacity as Collateral Agent for itself and for the Approved Consignors pursuant to the Metal Intercreditor Agreement.

“Collateral Compliance Certificate” shall have the meaning set forth in Section 9.1(e) hereof.

“Consigned Metal” means Metal that has been consigned to a Customer pursuant to the Consignment Facility.

“Consignment” means a either consignment of Gold by the Gold Lender or a consignment of Copper by the Copper Lender under the Consignment Facility, as the context requires.

“Consignment Facility” means the facility established pursuant to Section 2 hereof, whereby a Customer may request Consignments of Gold from the Gold Lender and Consignments of Copper from the Copper Lender.

“Consolidated” or “consolidated” means, wherever used in conjunction with a financial statement, covenant or definition, such financial statement, covenant or definition shall (unless otherwise specifically stated) refer to BEM and its Subsidiaries on a consolidated basis determined, calculated or applied in accordance with GAAP.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) Consolidated Tax Expense, (c) depreciation, (d) amortization, (e) depletion expense, and (f) nonrecurring losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, nonrecurring gains realized other than in the ordinary course of business, all calculated for BEM and its Subsidiaries on a consolidated basis.

“Consolidated Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense to the extent paid in cash during such period, plus scheduled principal payments on Indebtedness made during such period, plus Capitalized Lease payments made during such period, all calculated for BEM and its Subsidiaries on a Consolidated basis.

“Consolidated Funded Debt” means all Indebtedness for borrowed money and Capitalized Leases, including, without limitation, current, long-term and Subordinated Indebtedness, for BEM and its Subsidiaries on a Consolidated basis, provided that for purposes of this definition, obligations under the following will not be considered in calculating Consolidated Funded Debt: (a) obligations under Swap Agreements, (b) obligations under this Agreement and obligations under other Permitted Metals Agreements, (c) obligations under the Beryllium Contracts, and (d) Indebtedness under any sale and leaseback transaction.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of BEM and its Subsidiaries calculated on a Consolidated basis for such period (but not including any up-front fees paid in connection with this Agreement, any Permitted Metals Agreement subject to the Metal Intercreditor Agreement or the Senior Credit Agreement).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of BEM and its Subsidiaries calculated on a Consolidated basis for such period.

“Consolidated Net Worth” means, on any date, all amounts that would be included under stockholders’ equity on a consolidated balance sheet of BEM and its consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Tax Expense” means, with reference to any period, the tax expense of BEM and its Subsidiaries calculated on a Consolidated basis for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of BEM and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copper” means, except as provided in, and for the purposes of, Section 2.1(b) hereof, copper meeting the London Market Exchange Grade A Specifications. The Copper initially Consigned hereunder shall consist of the Copper purchased by the Copper Lender from BWI on the Closing Date pursuant to the Copper Purchase and Sale Agreement.

“Copper Consignment Limit” means the lesser of (a) Twenty-Five Million Dollars ($25,000,000), and (b) the value (as determined in accordance with Section 2.2 hereof) of the Customers’ Inventory of Copper (including any Copper obtained or, at the time of determination, proposed to be obtained, by a Customer pursuant to this Agreement) at Approved Locations or in transit between any Approved Locations which is (i) not outstanding on consignment, loan or lease to the Customers from other Approved Consignors under Permitted Metals Agreements, and (ii) is free and clear of all Liens other than Permitted Metal Liens; provided, however, that, to the extent such Inventory of Copper is comprised of Equity Copper, only the Copper Lender’s Pro-Rata Share of such Equity Copper shall be included for the purpose of this clause (b).

“Copper Indebtedness” means the value (as determined in accordance with Section 2.2 hereof) of Copper consigned hereunder plus any unpaid purchase price for such consigned Copper that has been withdrawn from Consignment and is required to be purchased under the Consignment Facility.

“Copper Lender” has the meaning set forth in the Preamble.

“Copper Purchase and Sale Agreement” means that certain LME Copper Purchase and Sale Agreement, dated as of the Closing Date, pursuant to which the Copper Lender purchased Copper from the BWI on the Closing Date and may from time to time thereafter purchase additional Copper from BWI.

“Customer(s)” shall have the meaning set forth in the Preamble, including any other direct or indirect wholly-owned Subsidiary of BEM which, upon BEM’s request and with the consent of the Metal Lenders (which shall not be unreasonably withheld or delayed), becomes a party hereto by executing and delivering a Joinder Agreement.

“Customer Agent” means BEM, in its capacity as agent of the Customers and each of them.

“Customer’s Account” means any demand deposit accounts of a Customer with a Metal Lender which may be charged for payments to be made by the Customers in accordance with the provisions of this Agreement.

“Default” means (a) an Event of Default or (b) an event or condition that, but for the requirement that time elapse or notice be given or both, would constitute an Event of Default.

“Dollars” and “$” means lawful currency of the United States.

“Drawdown Date” means the date on which any Consignment under the Consignment Facility is made or is to be made and the date on which any Consignment under the Consignment Facility is converted or continued in accordance with Section 2.5 hereof.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Customers directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Copper” means Copper owned by the Customers (excluding therefrom, however, (i) the aggregate amount of all Copper which is on consignment, loan or conditional sale from any other Approved Consignor, and (ii) all Approved Subconsignee Metal), which is free and clear of all Liens (other than Permitted Metal Liens) and which is located at one or more of the Customers’ Premises which are also Approved Domestic Locations (or in transit between Approved Domestic Locations) and which Premises are either (a) owned by a Customer or (b) are the subject of a valid and effective Collateral Access Agreement.

“Equity Gold” means Gold owned by the Customers (excluding therefrom, however, (i) the aggregate amount of all Gold which is on consignment, loan or conditional sale from any other Approved Consignor, and (ii) all Approved Subconsignee Metal), which is free and clear of all Liens (other than Permitted Metal Liens) and which is located at one or more of the Customers’ Premises which are also Approved Domestic Locations (or in transit between Approved Domestic Locations) and which Premises are either (a) owned by a Customer or (b) are the subject of a valid and effective Collateral Access Agreement.

“Event of Default” means each and every event specified in Section 10.1 of this Agreement.

“Excluded Taxes” means, with respect to a Metal Lender, or any other recipient of any payment to be made by or on account of any Obligation of any Customer hereunder, (a) taxes imposed on or measured by, in whole or in part, its revenue, net income (however denominated), net assets, capital or net worth and franchise taxes imposed on it in lieu thereof, by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized, (ii) in which its principal office is located, (iii) in which it is doing business (other than solely as a result of entering into any of the Metal Documents or taking any action thereunder), (iv) in which it has a present or former connection (other than solely as a result of entering into any of the Metal Documents or taking any action thereunder) or (iv) in which its applicable lending office is located, (b) any branch profits taxes or branch interest taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any withholding tax that (i) is imposed on amounts payable to a Metal Lender at the time such Metal Lender becomes a party hereto (other than the initial Metal Lenders party hereto) or (ii) arises because any Metal Lender designates a new or different lending office and (d) any withholding that is attributable to a Metal Lender’s failure or inability (other than as a result of a change in law) to comply with Section 2.15(f).

“Financial Statements” means (a) the audited consolidated balance sheet of BEM as at December 31, 2008 and the statements of income and retained earnings of BEM for the year ended on such date prepared and certified by independent certified public accountants; and (b) a balance sheet of BEM as at July 3, 2009, and combined profit and loss and surplus statements of BEM for the period then ended, together with supporting schedules, prepared on a review basis by independent certified public accountants.

“Fiscal Month” means any of the monthly accounting periods of BEM.

“Fiscal Quarter” means any of the quarterly accounting periods of BEM.

“Fiscal Year” means any of the annual accounting periods of BEM ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each Fiscal Quarter of BEM for the then most-recently ended four (4) Fiscal Quarters of (a) Consolidated EBITDA, minus cash taxes paid, minus the unfinanced portion of Consolidated Capital Expenditures, minus cash dividends, plus cash tax refunds, to (b) Consolidated Fixed Charges, all calculated for BEM and its Subsidiaries on a Consolidated basis.

“Fixed Consignment Fee” means a consignment fee calculated in accordance with the provisions of Section 2.3(d) hereof.

“Fixed Copper Rate” means, with respect to any Fixed Rate Period, the nominal copper rate per year as reasonably determined by the Copper Lender.

“Fixed Gold Rate” means, with respect to any Fixed Rate Period, (a) the arithmetic mean rate for such Fixed Rate Period as shown on Reuters LIBO screen at 10:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period, less (b) the arithmetic mean rate for such Fixed Rate Period as shown on the Reuters Gold Forward page as at 12:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period.

“Fixed Rate Consignment” means a Consignment bearing a Fixed Consignment Fee.

“Fixed Rate Period” means the period beginning on the Drawdown Date and ending one (1) month, two (2) months, three (3) months, six (6) months, nine (9) months, twelve (12) months or (if approved by the applicable Metal Lender) twenty-four (24) months, after such Drawdown Date (or such other period as the applicable Metal Lender and the Customer shall agree upon from time to time thereafter), as the Customer may select in its relevant notice pursuant to Sections 2.4 or 2.5; provided, however, that, if such Fixed Rate Period would otherwise end on a day which is not a London Banking Day, such Fixed Rate Period shall end on the next following London Banking Day; provided, however, that if such next following London Banking Day is the first London Banking Day of a calendar month, such Fixed Rate Period shall end on the next preceding London Banking Day; and no Fixed Rate Period may end on a date later than ten (10) Business Days prior to the Maturity Date.

“Floating Consignment Fee” means a consignment fee calculated in accordance with the provisions of Section 2.3(c) hereof.

“Floating Rate Consignment(s)” means a Consignment bearing a Floating Consignment Fee.

“Fraudulent Transfer Laws” shall have the meaning set forth in Section 16.17 hereof.

“GAAP” means generally accepted accounting principles in the United States of America, including any successor to such principles.

“Gold” means, except as provided in, and for the purposes of, Section 2.1(b) hereof, gold having a minimum degree of fineness of ninety-nine and 50/100 percent (99.50%), in bars of approximately four hundred (400) troy ounces, one hundred (100) troy ounces or in bottles of one (1) kilo (32.150 troy ounces) each, or in bags of gold grain of approximately one hundred (100) troy ounces each, in form available to the Gold Lender, or in such other degree of fineness or form as the parties may agree upon from time to time.

“Gold Consignment Limit” means the least of: (a) Twenty-Five Million Dollars ($25,000,000); (b) the value (as determined in accordance with Section 2.2 hereof) of Thirty-Six Thousand troy ounces (36,000 oz.) of Gold; and (c) the value (as determined in accordance with Section 2.2 hereof) of the Customers’ Inventory of Gold (including any Gold obtained or, at the time of determination, proposed to be obtained, by a Customer pursuant to this Agreement) at Approved Locations or in transit between any Approved Locations which is (i) not outstanding on consignment, loan or lease to the Customers from other Approved Consignors under Permitted Metals Agreements, and (ii) is free and clear of all Liens other than Permitted Metal Liens; provided, however, that, to the extent such Inventory of Gold is comprised of Equity Gold, only the Gold Lender’s Pro-Rata Share of such Equity Gold shall be included for the purpose of this clause (c).

“Gold Indebtedness” means the value (as determined in accordance with Section 2.2 hereof) of Gold consigned hereunder plus any unpaid purchase price for such consigned Gold that has been withdrawn from Consignment and is required to be purchased under the Consignment Facility.

“Gold Lender” has the meaning set forth in the Preamble.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, beryllium, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other similar instruments, (e) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other off-balance sheet liabilities, (f) obligations under Capitalized Leases, (g) contingent obligations for which the underlying transaction constitutes Indebtedness under this definition, (h) the stated face amount of all letters of credit or bankers’ acceptances issued for the account of such Person and, without duplication, all reimbursement obligations with respect to such issued letters of credit, (i) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, under or in connection with Swap Agreements, including, without limitation, Net Mark-to-Market Exposure, and (j) obligations of such Person under any sale and leaseback transaction.

“Indemnified Liabilities” shall have the meaning set forth in Section 16.15 hereof.

“Indemnified Parties” shall have the meaning set forth in Section 16.15 hereof.

“Intercreditor Agreements” means (a) the Lender Intercreditor Agreement, and (b) the Metal Intercreditor Agreement, as each may be amended from time to time.

“Inventory” shall have the meaning set forth in Article 9 of the Uniform Commercial Code.

“Joinder Agreement” means a Joinder Agreement in a form reasonably acceptable to the parties hereto pursuant to which each operating Subsidiary of BEM which holds Consigned Metal may become a Customer and a party to this Agreement.

“Lender Intercreditor Agreement” means the Intercreditor Agreement between the Collateral Agent on behalf of the Metal Lenders and the other Approved Consignors and the Agent on behalf of the Lenders under the Senior Credit Agreement, as amended, restated or supplemented from time to time.

“Letter of Credit” means an irrevocable stand-by letter of credit in favor of the Collateral Agent for the benefit of the Approved Consignors, reasonably acceptable to the Collateral Agent in form and substance, issued and delivered to the Collateral Agent by JPMorgan Chase Bank, N.A. or any other domestic bank reasonably acceptable to the Collateral Agent.

“Letter of Credit Locations” means, collectively, the Approved Foreign Locations, the Approved Subconsignee Locations, and from and after the date that is ninety (90) days after the Closing, any leased Approved Domestic Locations that are not then or thereafter the subject of a valid and effective Collateral Access Agreement.

“Leverage Ratio” means the ratio, determined as of the last day of each Fiscal Quarter of BEM for the then most-recently ended four (4) Fiscal Quarters of (a) Consolidated Funded Debt to (b) Consolidated EBITDA.

“Lien” means any lien (statutory or other), mortgage, security interest, consignment interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“London Banking Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, condition (financial or otherwise), or results of operations of BEM and its Subsidiaries taken as a whole, (b) the ability of any Customer to perform its material obligations under this Agreement or the other Metal Documents to which it is a party, (c) a material portion of the Collateral subject to this Agreement, or the Metal Lenders’ Liens on the Collateral, or the priority of any such Liens, or (d) the validity or enforceability of any of the Metal Documents or the rights or remedies of the Metal Lenders thereunder.

“Material Indebtedness” means any Indebtedness (other than the Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Customers in an aggregate principal amount exceeding $10,000,000 (or the equivalent thereof in currencies other than dollars). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Customers in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Customer would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means September 30, 2010. Any obligations of the Customers under this Agreement which are not paid when due on or before the Maturity Date shall remain subject to the provisions of this Agreement until all Obligations are paid and performed in full.

“Metal” means Gold and/or Copper as the context requires.

“Metal Documents” means this Agreement, the Copper Purchase and Sale Agreement, the Security Documents and all agreements, instruments and documents relating thereto which have been executed or delivered by or on behalf of a Customer.

“Metal Intercreditor Agreement” has the meaning set forth in Section 9.21 hereof.

“Metal Lenders” means both the Gold Lender and the Copper Lender, and “Metal Lender” means (a) with respect to Consignments comprised of Gold, the Gold Lender, (b) with respect to Consignments comprised of Copper, the Copper Lender, and (c) with respect to all other matters, either the Gold Lender or the Copper Lender, in each case, as the context requires.

“Metal Lender’s Address” means with respect to either Metal Lender, c/o Canadian Imperial Bank of Commerce, 161 Bay Street, 5th Floor, Toronto, Ontario, Canada M5J 2S8, or such other address as the applicable Metal Lender shall designate from time to time in accordance with the provisions hereof.

“More Restrictive Provision” shall have the meaning set forth in Section 9.26 hereof

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming the Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Obligations” means any and all Indebtedness, obligations and liabilities of the Customers to the Metal Lenders of every kind and description, direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising under this Agreement or any other Metal Document, including, without limitation, all Indebtedness (including any Indebtedness arising from payments by the Metal Lenders to any Customer required under the Bankruptcy Code) and obligations of the Customer under the Consignment Facility, and all interest, taxes, fees, charges, expenses and attorneys’ fees chargeable to the Customers hereunder or thereunder.

“Other Taxes” means all present or future stamp or documentary taxes or any other license, use, excise, sales, or property taxes, similar charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” shall have the meaning set forth in Section 14.2(a) hereof.

“Permitted Liens” shall have the meaning set forth in Section 9.14 hereof.

“Permitted Metal Liens” shall have the meaning set forth in Section 9.14 hereof.

“Permitted Metals Agreements” means gold, silver, platinum, palladium, rhodium or other precious metal and/or copper or other base metal consignment, loan, conditional sale or lease agreements or arrangements entered into from time to time by BEM or any of its Subsidiaries. The term “Permitted Metals Agreements” shall not include Client-Customer Arrangements.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.

“Physical Metal Deficiency” shall have the meaning set forth in Section 9.24(c) hereof.

“Premises” means any real estate owned, used or leased by a Customer or an Affiliate of a Customer.

“Pro-Rata Share” has the meaning set forth in the Metal Intercreditor Agreement.

“Refining Reserve” means one hundred five percent (105%) of the value (as determined in accordance with Section 2.2 hereof) of (without duplication) (i) all Consigned Metal, in each case, located at any Letter of Credit Location, and (ii) all Approved Subconsignee Metal; provided, however, that the foregoing percentage may be adjusted by the Metal Lenders from time to time in its reasonable discretion.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in any Customer, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in any Customer or any option, warrant or other right to acquire any such equity interests in a Customer.

“Security Documents” means the Intercreditor Agreements and all agreements delivered in connection with the foregoing, and any other agreements now or hereafter securing the Obligations of the Customers to the Metal Lenders.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of November 7, 2007, among BEM, Williams Advanced Materials (Netherlands), B.V., the other foreign Subsidiary borrowers party thereto from time to time, certain lenders party thereto from time to time, and JPMorgan Chase, National Association, as administrative agent, as amended, refinanced or otherwise replaced from time to time. If the Senior Credit Agreement is hereafter amended, refinanced or otherwise replaced (including, without limitation, with an unsecured credit facility), the parties hereto shall negotiate in good faith to make appropriate modifications to this Agreement acceptable to the parties hereto, such that the applicable representations, warranties, agreements, covenants and Events of Default herein conform to their corresponding provisions of such amended, refinanced or replaced credit facility; provided, however, that the Metal Lenders will not be required to make any such modifications to the extent they would cause the Collateral Agent or the Metal Lenders to surrender, release or otherwise compromise their security interest in the Collateral.

“Subordinated Indebtedness” means Indebtedness of the Customer which is subordinated in writing to all Obligations of the Customer to the Metal Lenders on terms satisfactory to the Metal Lenders.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Customer which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Taxes” means all present and future taxes (including income taxes), levies, imposts, duties, deductions, withholdings, assessments, similar fees or similar charges imposed by any governmental authority in the United States of America, any State therein, and any subdivision of any of the foregoing other than any Excluded Tax; provided, that Taxes shall not include any income taxes or franchise taxes imposed by any governmental authority in Canada, any Province therein, or any subdivision of any of the foregoing.

“Type” means as to any Consignment under the Consignment Facility, its nature as a Fixed Rate Consignment or a Floating Rate Consignment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code in effect or the date hereof in the State of New York, or such other jurisdiction if otherwise required by applicable law.

To the extent not defined in this Section l, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of New York, as of the date hereof to the extent the same are used or defined therein.

2.	CONSIGNMENT FACILITY.

Section 2.1 Consigned Metal; Insurance; Title.

(a) Subject to the terms and conditions herein set forth and provided that no Default has occurred and is then continuing, the Metal Lenders hereby agree that they will consign Metal to the Customers from time to time in such amounts as are requested by the Customers or the Customer Agent on behalf of the Customers in the manner set forth herein on any Business Day during the period from the date hereof until the Maturity Date; provided, however, that no Consignment shall be made if, after giving effect thereto, the Gold Indebtedness would exceed the Gold Consignment Limit or the Copper Indebtedness would exceed the Copper Consignment Limit.

(b) The commodities to be consigned to the Customers by the Metal Lenders under the Consignment Facility will consist of Gold and Copper; provided, however, that notwithstanding anything in this Agreement to the contrary, unless the parties otherwise agree, the fineness of Gold shall, subject to Section 2.1(h) below, be ninety-nine and 99/100 percent (99.99%). EXCEPT FOR THE FINENESS OF THE CONSIGNED METAL AND THE QUANTITY THEREOF WITH RESPECT TO EACH CONSIGNMENT, THE METAL LENDERS MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOLD OR COPPER CONSIGNED OR TO BE CONSIGNED OR SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND THE METAL LENDERS HEREBY DISCLAIM ALL SUCH WARRANTIES.

(c) Metal shall be consigned to the Customers by the Metal Lenders in amounts as requested by a Customer or the Customer Agent on behalf of the Customers from time to time in accordance, and in compliance, with the terms and provisions hereof. Subject to Section 2.9 below, it is understood that at no time shall the Gold Indebtedness exceed the Gold Consignment Limit or the Copper Indebtedness exceed the Copper Consignment Limit.

(d) All deliveries of Metal requested by the Customers or the Customer Agent on behalf of the Customers shall be made at the Customers’ expense and risk by a recognized reputable carrier of the applicable Metal Lender’s reasonable selection or, at the request of the applicable Customer or the Customer Agent, by the applicable Metal Lender crediting the account of a Customer with a third party designated by the parties for such purpose. Following such request for Consigned Metal to be delivered to a Customer in accordance with Customer’s instructions, the Customers shall insure the Consigned Metal, including all Consigned Metal which is in transit between Approved Locations, in an amount not less than the value thereof (as determined in accordance with Section 2.2), at all locations on an all risk form, including flood and earthquake and such other insurance (including but not limited to, fraud insurance and / or fidelity insurance for all employees, including officers) as may from time to time be reasonably required by the applicable Metal Lender. The Customers shall, as between the Metal Lenders and the Customers, accept all risk of loss to the Consigned Metal upon delivery of such Consigned Metal to or for the account of any Customer in accordance with the provisions hereof until its return to the applicable Metal Lender as hereinafter provided. All insurance provided for in this Subsection (d) shall be effected under valid and enforceable policies, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Consigned Metal is located, or are approved under the applicable states’ surplus lines insurance laws. At least fifteen (15) days prior to the expiration dates of all insurance policies required under this Subsection (d) or if otherwise reasonably requested by the applicable Metal Lender, the Customers or the Customer Agent shall deliver to such Metal Lender an Acord Form 27 Certificate of Personal Property Insurance or other similar forms satisfactory to such Metal Lender evidencing the insurance coverage required hereby and indicating that such Metal Lender is an additional insured and a loss payee as its interests may appear under such policy. All such insurance policies shall provide at least thirty (30) days’ prior written notice to the applicable Metal Lender of any cancellation or alteration thereof and shall insure all Consigned Metal wherever it is located. At the applicable Metal Lender’s request, the Customers will furnish the Metal Lender with a true and complete copy of all insurance policies evidencing the satisfaction of the Customers’ insurance obligations hereunder. Notwithstanding the foregoing, neither Metal Lender shall be under any duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Customers in the event such policy shall not comply with the requirements hereof.

(e) Title to Consigned Metal shall remain in the applicable Metal Lender until such Consigned Metal is purchased and withdrawn from consignment by a Customer, and Consigned Metal shall for the purposes of this Agreement be deemed to be outstanding on Consignment until paid for in full, whereupon title to such purchased Consigned Metal shall pass to the Customer to whom such Metal was consigned, or until such Consigned Metal is returned or redelivered by the Customer as provided in Section 2.3(g) or 2.9(a)(ii) hereof. Each Customer hereby authorizes each Metal Lender to file financing statements against such Customer with respect to the Consigned Metal, and each Customer agrees, upon request of a Metal Lender, to execute and deliver such other documents as may be reasonably requested by the Metal Lender to further evidence or perfect the Metal Lender’s interests as consignor and a secured party under the Uniform Commercial Code.

(f) Until Consigned Metal is purchased and withdrawn from Consignment and paid for in full, such Consigned Metal and Inventory containing such Consigned Metal shall at all times be physically located (i) at one or more Approved Locations, or (ii) in transit between any Approved Locations.

(g) The Customers shall pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of all Metal consisting of Consigned Metal (exclusive, however, of any Excluded Taxes imposed on a Metal Lender).

(h) Neither Metal Lender shall be liable for any delay in delivery or for any inability to deliver Metal hereunder directly or indirectly resulting from any unavailability or scarcity of Metal, foreign or domestic embargoes, seizure, acts of God, insurrections, acts of terrorism, strikes, war, the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with the production, sale, consignment or delivery of Metal generally, lack of transportation, fire, flood, explosions or other accidents, events or contingencies beyond the reasonable control of a Metal Lender.

Section 2.2 Valuation.

For the purpose of this Agreement, (a) the value of Gold shall be determined on the basis of the second fixing price for Gold on the valuation date as customarily set by certain members of the London Bullion Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available, and (b) the value of Copper shall be determined on the basis of the Official Price for a Cash Buyer of Copper on the valuation date as customarily set by the London Market Exchange, or if no such price is available for such date, then on the basis of said Official Price on the next previous day for which such price was available. In the event that the London Bullion Market Association or the London Market Exchange shall discontinue or alter in any material respect its usual practice of quoting a price for Gold or Copper, as applicable, on any day for which such a price is necessary for the purposes of this Agreement, the applicable Metal Lender shall so notify the Customers, and the Metal Lender, using its reasonable discretion, shall announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder until the London Bullion Market Association or London Market Exchange shall resume its usual practices of quoting such prices.

Section 2.3 Consignment Fees; Payments by the Customers.

(a) During such time as Metal is consigned to any Customer hereunder and until the same is withdrawn from consignment and returned to the applicable Metal Lender or paid for in full by the Customer as hereinafter provided, the Customers will pay to the applicable Metal Lender, a fee computed daily on the value of such Consigned Metal as hereinafter set forth. Such fee shall be accrued on a daily basis and, in the case of Floating Rate Consignments, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and in the case of Fixed Rate Consignments, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and on the last day of the Fixed Rate Period with respect thereto. All fees payable under this Section 2 shall be computed on the basis of a 360-day year, counting the actual number of days elapsed.

(b) The Customer may elect to pay either a Floating Consignment Fee or, provided that no Default has occurred and is then continuing, a Fixed Consignment Fee with respect to each Consignment of Metal under the Consignment Facility, subject to the terms and conditions hereinafter set forth.

(c) Each Floating Consignment Fee will be calculated for the period commencing with the Drawdown Date and shall be at the rate per annum calculated by the applicable Metal Lender and specified by the Metal Lender from time to time in writing delivered to the Customer Agent at least seven (7) days prior to the effective date of such rate.

(d) Each Fixed Consignment Fee shall be calculated for the applicable Fixed Rate Period at a rate per annum equal to (i) the Fixed Gold Rate for Consignments consisting of Gold, plus a margin above such Fixed Gold Rate (if any) agreed upon by the applicable Customer, or (ii) the Fixed Copper Rate for Consignments consisting of Copper, in each case, as set forth in the confirmation evidencing such Fixed Rate Consignment. The quantity and form of Metal, and the Fixed Rate Period shall be selected by the Customer Agent or the Customer requesting the Consignment, and consented to by the applicable Metal Lender. Once the specific quantity and Category of Metal and the specific Fixed Rate Period have been selected and the Fixed Consignment Fee determined and agreed to by the Customer Agent or applicable Customer and the applicable Metal Lender, such selections shall be irrevocable and binding on the Customers and the Metal Lender and shall obligate the Customers to accept the Consignment requested from the Metal Lender, and the Metal Lender to make such Consignment, in the amount, in the Category and at the Fixed Consignment Fee for the Fixed Rate Period specified.

(e) [Reserved].

(f) At such time as the Customer shall request the Consignment and delivery of Metal under the Consignment Facility, it shall become obligated to pay to the applicable Metal Lender a market premium announced by the Metal Lender at the time of such Consignment (which amount shall include a premium for providing Metal of the higher percentage of fineness required by Section 2.1(b) hereof). Such payment is to be made within five (5) Business Days of the Customers’ receipt of an invoice therefor.

(g) At such time as a Customer shall purchase and withdraw Consigned Metal from Consignment under the Consignment Facility, it shall become obligated to (i) pay to the applicable Metal Lender (x) a purchase price computed in accordance with Section 2.2 hereof if such purchase is effected by the Customer (and the Customer has notified the Metal Lender) prior to 2:30 p.m., London Time, on any London Banking Day, plus any applicable premium (provided that the Customer shall not be required to pay any premium to the extent such premium was paid with respect to such Metal pursuant to Section 2.3(f) above), or (y) such other purchase price as shall be mutually agreed upon by the Metal Lender and the Customer, or (ii) deliver Metal to the applicable Metal Lender’s pool accounts, loco London, free and clear of all Liens (other than Liens in favor of a Metal Lender) a quantity of Metal equal to the Metal purchased. All payments of purchase price for Consigned Metal or deliveries of Metal are to be made within two (2) London Banking Days, provided, however, title to such Consigned Metal shall not pass to the Customer until the payment in full of such purchase price. Consigned Metal shall be deemed to have been purchased and withdrawn from Consignment, and payment of the purchase price shall become due, at the earlier of (A) such time as a Customer shall notify the applicable Metal Lender that it elects to purchase such Consigned Metal, or (B) such time as a Customer shall sell and deliver such Consigned Metal to its customers in the ordinary course of its business.

(h) Each Customer hereby authorizes the applicable Metal Lender to charge such Customer’s account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 2.3. Accordingly, all payments to be made by the Customers under this Section 2.3 may be automatically debited to any Customer’s account.

(i) All payments (other than payments in the form of Metal) shall be made by the Customers at the applicable Metal Lender’s Address herein set forth or such other place as the applicable Metal Lender may from time to time specify in writing, or by bank wire sent in accordance with the Metal Lender’s instructions, in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(j) All payments shall be applied first to the payment of all reasonable, out-of-pocket fees, expenses and other amounts then due and payable to the applicable Metal Lender under this Section 2 (excluding purchase price for Consigned Metal and consignment fees), then to accrued consignment fees and the balance on account of outstanding purchase price for Consigned Metal; provided, however, that after the occurrence and during the continuance of an Event of Default, payments will be applied to the Obligations of the Customers to the Metal Lenders as the Metal Lenders determine in their sole discretion.

Section 2.4 Requests for Consignments under the Consignment Facility.

(a) The Customers may request Consignments from the Metal Lenders from time to time by telephone (if confirmed in writing), e-mail, facsimile or any other means approved by the Metal Lenders. Upon receipt of any such request for Consignment, the applicable Metal Lender and the applicable Customer(s) shall agree upon the terms of such Consignment (including the Drawdown Date, the Category, amount and fineness of Metal to be consigned, the market premium (if any), the Type of Consignment, the fees and margins to be charged with respect thereto and, if a Fixed Rate Consignment, the Fixed Rate Period with respect thereto), and upon reaching such agreement, if any, the applicable Metal Lender shall provide such Customer(s) with written confirmation thereof.

(b) Requests for any Floating Rate Consignments shall be furnished to the applicable Metal Lender no later than 2:00 p.m. (New York time) one (1) Business Day prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Metal requested, and (ii) the proposed Drawdown Date of such Consignment.

(c) Requests for any Fixed Rate Consignments shall be furnished to the applicable Metal Lender by 3:00 p.m. (New York time) three (3) London Banking Days prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Metal requested, (ii) the proposed Drawdown Date of such Consignment, and (iii) the Fixed Rate Period for such Consignment.

(d) The Customers irrevocably authorize the applicable Metal Lender to make or cause to be made, at or about the time of the Drawdown Date of any Consignment of Metal or at the time of receipt of any payment of purchase price for Consigned Metal or any redelivery of Consigned Metal, an appropriate notation on the Metal Lender’s books and records reflecting the making of such Consignment of Metal or (as the case may be) the receipt of such purchase price for Consigned Metal, or any redelivery of Consigned Metal. The amounts of Gold Indebtedness and Copper Indebtedness set forth in the applicable Metal Lender’s books and records shall be prima facie evidence of the amounts owing and unpaid to the Metal Lender, but the failure to record, or any error in so recording, any such amount on the Metal Lender’s books and records shall not limit or otherwise affect the obligations of the Customers hereunder to make payments and perform their obligations under the Consignment Facility.

Section 2.5 Conversion Options.

(a) Subject to the provisions hereof, the Customers may elect from time to time to convert an outstanding Floating Rate Consignment to a Fixed Rate Consignment and to convert an outstanding Fixed Rate Consignment to a Floating Rate Consignment, provided that (i) with respect to any such conversion of a Fixed Rate Consignment into a Floating Rate Consignment, such conversion shall only be made on the last day of the Fixed Rate Period with respect thereto; (ii) with respect to any such conversion of a Floating Rate Consignment to a Fixed Rate Consignment, the Customers shall give the applicable Metal Lender at least three (3) London Banking Days’ prior written notice of the day on which such election is effective; and (iii) no Consignment may be converted into a Fixed Rate Consignment when a Default has occurred and is continuing hereunder. All or any part of outstanding Consignments under the Consignment Facility may be converted as provided herein.

(b) Subject to the provisions hereof, Fixed Rate Consignments may be continued as such upon the expiration of a Fixed Rate Period with respect thereto by giving to the applicable Metal Lender notice of the Customers’ decision to continue an outstanding Consignment as such at least three (3) London Banking Days’ prior to the day on which such expiration is effective; provided that no Fixed Rate Consignment may be continued as such while a Default has occurred and is continuing, but shall be automatically converted to a Floating Rate Consignment on the last day of the first Fixed Rate Period relating thereto ending during the first occurrence of such Default.

Section 2.6	[Reserved].

Section 2.7	Illegality.

Notwithstanding any other provisions herein, if any present or future law, governmental regulation, treaty or directive or reasonable interpretation or application thereof shall make it unlawful for a Metal Lender to make or maintain Fixed Rate Consignments, such Metal Lender shall forthwith give notice of any such circumstances to the Customers and thereupon (a) the agreement of the Metal Lender to make Fixed Rate Consignments shall forthwith be suspended, and (b) the Fixed Rate Consignments then outstanding shall be converted automatically to Floating Rate Consignments on the last day of each Fixed Rate Period applicable to such Fixed Rate Consignments or within such earlier period as may be required by law. The Customers shall promptly pay the applicable Metal Lender any additional amounts necessary to compensate the Metal Lender for any reasonable out-of-pocket costs incurred by the Metal Lender in making any conversion in accordance with this Section, including any interest or fees payable by the Metal Lender to lenders of funds obtained by them in order to make or maintain its Fixed Rate Consignments hereunder.

Section 2.8 Indemnity.

The Customers shall indemnify the Metal Lenders and hold the Metal Lenders harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Metal Lenders have sustained or incurred as a consequence of (a) default by any Customer in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Metal or the acceleration of the Consignment Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by a Metal Lender to lenders of funds obtained by it in the ordinary course of business in order to maintain its Fixed Rate Consignments; (b) default by any Customer in taking a Consignment or conversion after a Customer had given (or pursuant to Section 2.5 is deemed to have given) its request therefor; and (c) the purchase of Consigned Metal bearing a Fixed Consignment Fee or the making of any conversion of any such Consignment to a Floating Rate Consignment on a day that is not the last day of the applicable Fixed Rate Period with respect thereto, including interest or fees payable by a Metal Lender to lenders of funds obtained by it in the ordinary course of business in order to maintain any such Consignments.

Section 2.9 Maintenance of Consignment Limits.

(a) If the Gold Indebtedness at any time exceeds the Gold Consignment Limit or if the Copper Indebtedness at any time exceeds the Copper Consignment Limit, then the Customers will promptly, without further notice or demand by either Metal Lender:

(i)	make payment to the applicable Metal Lender, as provided in Section 2.3(g) hereof, for Consigned Metal having an aggregate value sufficient to result in (A) the remaining Gold Indebtedness being not more than the Gold Consignment Limit or (B) the remaining Copper Indebtedness being not more than the Copper Consignment Limit, as applicable;

(ii)	deliver to the applicable Metal Lender, either physically (only in such form as agreed to by the Metal Lender) to a mutually-agreed upon location or to the Metal Lender’s pool accounts, loco London or through a recognized third party, Gold or Copper, as applicable, free and clear of all Liens (other than Liens in favor of a Metal Lender) having an aggregate value (as determined in accordance with Section 2.2 hereof) sufficient to result in (A) the remaining Gold Indebtedness being not more than the Gold Consignment Limit or (B) the remaining Copper Indebtedness being not more than the Copper Consignment Limit, as applicable; or

(iii)	engage in any combination of the actions in clauses (i) and (ii) above such that (A) the remaining Gold Indebtedness does not exceed the Gold Consignment Limit or (B) the remaining Copper Indebtedness does not exceed the Copper Consignment Limit, as applicable.

(b) Any physical delivery of Metal by a Customer to a mutually-agreed upon location shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the applicable Metal Lender’s assaying the value thereof, which assay shall be undertaken by the Metal Lender as soon as practicable following physical receipt of such Metal.

(c) Each Customer hereby authorizes the applicable Metal Lender to charge such Customer’s account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customer under this Section 2.9.

Section 2.10 True Consignment; Grant of Security Interest.

(a) The parties hereto acknowledge their intention that Section 2 of this Agreement shall provide for a true consignment and that all transactions under this Section 2 shall constitute true consignments of the Consigned Metal.

(b) To secure the prompt and punctual payment and performance of all Obligations, whether now existing or hereafter incurred, each Customer hereby grants to the each Metal Lender a continuing security interest in all of such Customer’s right, title and interest, if any, in (i) the Consigned Metal, whether now or hereafter existing, (ii) all Inventory of such Customer that contains Consigned Metal, whether now or hereafter existing, and (iii) all proceeds and products of the foregoing. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement with respect to the Consigned Metal.

(c) All Obligations under this Section 2 are also entitled to the benefits of, and are subject to, the Security Documents.

Section 2.11 Late Fee.

If the entire amount of a required purchase price payment and/or consignment fee payment under the Consignment Facility is not paid in full within ten (10) Business Days after the same is due, the Customers shall pay to the applicable Metal Lender, to the extent permitted by applicable law, by bank wire to a bank of the Metal Lender’s choice, a late fee equal to five percent (5.0%) of the required payment.

Section 2.12 Default Rate.

Upon the occurrence and during the continuance of an Event of Default, the then applicable rates at which Floating Consignment Fees and Fixed Consignment Fees are calculated and charged hereunder shall, to the extent permitted by applicable law, at the applicable Metal Lender’s option, increase by two percentage points (2.0%).

Section 2.13 Termination; Return of Consigned Metal.

(a) The Consignment Facility shall terminate on the Maturity Date. ALL SUMS OUTSTANDING AND ALL OBLIGATIONS OUTSTANDING UNDER THE CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND THE METAL LENDERS’ ACCELERATION OF THE OBLIGATIONS AS A RESULT THEREOF, OR (II) THE MATURITY DATE. Upon termination of the Consignment Facility, the Metal Lenders may credit any amounts then held by them to reduce the amount of the Consignment Facility Indebtedness in accordance with the provisions of Section 13 hereof. Termination of the Consignment Facility shall not affect the Customers’ duty to pay and perform their Obligations to the Metal Lenders under the Consignment Facility in full. Notwithstanding termination, until all Obligations have been fully satisfied, the Metal Lenders shall retain the consignment interests and security interests granted under this Agreement and under the Security Documents, and, except for those specific covenants and conditions dealing with the consigning of Metal, all terms and conditions of this Agreement shall remain in full force and effect.

(b) Upon termination of the Consignment Facility for any reason, the Customer shall immediately upon the effective date of termination (i) deliver to a mutually-agreed upon location any Consigned Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility (except in the case of a termination of the Consignment Facility as the result of an Event of Default where in such case, the Customers shall follow the Metal Lenders’ instructions with respect to delivery); or (ii) make payment for all Consigned Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility, the purchase price thereof to be determined in accordance with Section 2.3(g) hereof; or (iii) deliver to the applicable Metal Lender, to such Metal Lender’s pool accounts, loco London or through a recognized third party, any Consigned Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility; or (iv) any combination of the foregoing. Any physical delivery of Consigned Metal by a Customer to a mutually-agreed upon location shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the applicable Metal Lender’s assaying the value thereof, which assay shall be undertaken by the Metal Lender as soon as practicable following physical receipt of such Metal.

Section 2.14 Commingling.

Subject to the continuing security interests therein granted by Section 2.10(b) hereof, the Customers and the Metal Lenders agree that the Customers, in the ordinary course of their business, shall be permitted to commingle Consigned Metals with any other metals or metal-containing alloys or other alloys owned or held by the Customers.

Section 2.15 Taxes.

(a) Any and all payments by or on account of any Obligation of any Customer hereunder shall be made free and clear of and without reduction or withholding for any Taxes or Other Taxes, provided that if any Customer shall be required by applicable law to deduct any Taxes (including any Other Taxes) from such payments, then: (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(a)), the applicable Metal Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Customer shall make such deductions; and (iii) such Customer shall timely pay the full amount deducted to the relevant governmental authority in accordance with applicable law

(b) Without limiting the provisions of Section 2.15(a) above, each Customer shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c) Each Customer shall indemnify the applicable Metal Lender, within ten (10) days after demand therefor, for the full amount of any (i) Taxes (including Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15(c)), (ii) Other Taxes (including Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15(c)), and (iii) any taxes resulting from a Changed Tax Base, in each case, as paid by the Metal Lender and including any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any interest or penalties attributable to the negligence or willful misconduct of a Metal Lender), whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to a Customer by the Metal Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes or Other Taxes by a Customer to a governmental authority, such Customer shall deliver to the applicable Metal Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Metal Lender.

(e) If a Metal Lender determines, in its reasonable discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by a Customer or with respect to which a Customer has paid additional amounts pursuant to this Section 2.15, it shall pay to such Customer an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Customer under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the applicable Metal Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that such Customer, upon the request of the Metal Lender agrees to repay the amount paid over to such Customer to the Metal Lender in the event the Metal Lender is required to repay such refund to such governmental authority. This subsection shall not be construed to require a Metal Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Customer or any other Person.

(f) The applicable Metal Lender shall execute and deliver to the Customer Agent one or more (as the Customer Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by the Customer Agent certifying as to the Metal Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. No Customer shall be required to pay additional amounts to the Metal Lender pursuant to this Section 2.15 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of the Metal Lender to comply with this subsection other than as a result of a change in law.

3.	[RESERVED].

4.	[RESERVED].

5.	[RESERVED].

6.	CONDITIONS.

Section 6.1 Conditions to the Metal Lenders’ Obligations Hereunder.

The obligation of the Metal Lenders to make the initial Consignments of Metal hereunder is subject to the satisfaction (or Metal Lenders’ waiver) of all of the following conditions precedent on the Closing Date:

(a) the delivery of resolutions of the governing body of each Customer then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Metals Document to be executed by such Customer hereunder;

(b) the delivery of true and complete copies of the Constituent Documents of each Customer;

(c) the delivery of the incumbency and signatures of the officers of each Customer authorized to act with respect to this Agreement and each other Metals Document executed by such Customer;

(d) the initial closing under the Copper Purchase and Sale Agreement shall have occurred;

(e) the Customers shall have approved the form of Uniform Commercial Code financing statements on Form UCC-1 naming the Customers as consignees/debtors and the Metal Lenders as consignor/secured party, or other similar instruments or documents, to be filed under the Uniform Commercial Code in all jurisdictions as may be necessary or, in the opinion of the Metal Lenders, desirable to perfect the interest of the Metal Lenders pursuant to the terms of this Agreement;

(f) the delivery of an opinion of Jones Day as counsel for the Customers (other than ZTI) in form and substance acceptable to the Metal Lenders, and the delivery of an opinion of local counsel to ZTI in form and substance acceptable to the Metal Lenders;

(g) the delivery of an amendment to each of the Lender Intercreditor Agreement and the Metals Intercreditor Agreement in form and substance acceptable to the Metal Lenders;

(h) The representations and warranties set forth in Section 8 hereof shall be true and correct in all material respects on and as of the date hereof and the date that such Consignment is requested and is to occur or be issued;

(i) There shall have been no material adverse change in the Customers’ financial condition or their financial or business prospects, from those represented in the Financial Statements or other information (other than projections) submitted to the Metal Lenders by or on behalf of a Customer, which could reasonably be expected to have a Material Adverse Effect;

(j) The Customer shall have delivered (i) evidence of insurance required by this Agreement, and (ii) the initial Monthly Collateral Certificate as of the Closing Date, which shall be acceptable to the Metal Lenders (or the Collateral Agent) in its sole discretion; and

(k) No Default or Event of Default, shall have occurred and be continuing.

Section 6.2 Conditions to Subsequent Transactions.

The obligation of the Metal Lenders to make any subsequent Consignments is subject to the following conditions precedent:

(a) All warranties and representations set forth in this Agreement (except those made as of a specific date) shall be true and correct in all material respects as of the date such Consignment is requested to be made.

(b) After giving effect to such requested Consignment (as of the proposed date thereof and, on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered to the Metal Lenders), no Event of Default and no Default shall have occurred and be continuing or shall result from the requested transaction.

(c) No Customer is the subject of any voluntary or involuntary petition under any chapter of the Bankruptcy Code, or any proceeding seeking the appointment of a receiver, trustee or custodian of any of its property or business.

(d) No event(s) shall have occurred, and no circumstance(s) shall exist, which individually or in the aggregate with other such circumstances or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 6.3 Customers’ Confirmation.

Each request by a Customer or the Customer Agent to a Metal Lender for the delivery of Metal under the Consignment Facility shall be deemed to be a representation and warranty to the Metal Lender that the respective conditions specified in Section 6.2 for such Consignment have been satisfied.

Section 6.4 Authorized Representatives.

The Metal Lenders shall have no responsibility or obligation to ascertain whether any person identifying himself or herself as a representative of a Customer is in fact an Authorized Representative of the Customer or is, in fact, authorized to effect the transaction. At their option, the Metal Lenders may verify any telephonic or telegraphic request for a transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Customers hereby authorize the Metal Lenders at their option to record electronically all telephonic requests for transactions that the Metal Lenders may receive from a Customer or any other person purporting to act on behalf of a Customer.

7.	SECURITY; SUBORDINATION.

Section 7.1 Collateral.

Except as specified in Schedule 7.1 hereto, the Obligations of the Customers under this Agreement shall be secured at all times by a security interest in, and each Customer hereby grants to the Metal Lenders a security interest in, all right, title and interest (if any) of each Customer in (a) all Metal of each Customer whether such Metal is now or hereafter owned by, consigned to or loaned to such Customers, or any of them, or in which each such Customer now or hereafter holds or acquires an interest, (b) all Inventory of each Customer which contains or consists of Metal, and (c) all proceeds of all of the foregoing, including all accounts arising from the sale of such Metal and Inventory.

Section 7.2 Identification of Collateral.

For the purpose of identifying the Collateral, so long as Metal of a particular Category is subject to any Consignment, all Metal of such Category in the possession or control of each Customer, or Metal of such Category held by a third party for the account of a Customer, shall constitute Collateral notwithstanding that (i) such Metal is in alloyed form or is contained in raw materials, work-in-process, or finished goods, (ii) such Metal was delivered to, or credited to the account of, a Customer by a third party in exchange for or in consideration of Metal delivered by a Metal Lender to such third party, (iii) such Metal was sold by a Customer to a Metal Lender and then consigned or loaned back to such Customer pursuant to this Agreement, (iv) such Metal has been commingled with other Inventory of the Customers, or (v) such Metal is otherwise demonstrably not the actual Metal physically delivered by a Metal Lender.

Section 7.3 Supporting Letters of Credit.

As continuing security for the prompt and punctual payment and performance of all Obligations, the Customer Agent shall cause one or more Letters of Credit to be issued for the benefit of the Metal Lenders (or to the Collateral Agent for the benefit of the Metal Lenders and the other Approved Consignors) to the extent required by Section 9.22 hereof, and maintain such Letters of Credit at all times until payment in full of the Obligations and termination of the Metal Lenders’ obligations hereunder.

Section 7.4 Intercreditor Agreements.

Notwithstanding any provision contained herein to the contrary, as among the Metal Lenders, the lenders under the Senior Credit Agreement and the Approved Consignors, the priority of security interests and consignment interests of the Metal Lenders under this Agreement shall be subject to, and evidenced and confirmed by, the Intercreditor Agreements.

Section 7.5 Security Documents.

Each Customer agrees to execute and deliver any and all Security Documents, in form and substance reasonably satisfactory to the Metal Lenders, and take such action as the Metal Lenders may reasonably request from time to time in order to cause the Metal Lenders to be secured at all times as described in this Agreement.

8.	REPRESENTATIONS AND WARRANTIES.

As a material inducement to the Metal Lenders to enter into this Agreement and to provide Metal and financial accommodations contemplated hereby, each Customer hereby represents and warrants to the Metal Lenders (which representations and warranties shall survive the execution of this Agreement and the Consignments of Metal) that:

Section 8.1 Existence and Standing.

Each Customer is a corporation or a limited liability company (as applicable) duly and properly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing or full force and effect under the laws of its jurisdiction of incorporation or organization (as applicable) and has all requisite corporate or limited liability company (as applicable) authority to conduct its business in each jurisdiction in which its business is conducted.

Section 8.2 Authorization and Validity.

Each Customer has the power and authority and legal right to execute and deliver the Metal Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Customer of the Metal Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Metal Documents to which such Customer is a party constitute legal, valid and binding obligations of such Customer enforceable against such Customer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity.

Section 8.3 No Conflict; Government Consent.

Neither the execution and delivery by any Customer of the Metal Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Customer or (ii) any Customer’s Constituent Documents, or (iii) the provisions of any indenture, instrument or agreement to which any Customer is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien (other than Permitted Metal Liens) in, of or on the property of such Customer pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing (other than the filing of the appropriate Security Documents), recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Customer, is required to be obtained by any Customer in connection with the execution and delivery of the Metal Documents, the transactions under this Agreement, the payment and performance by the Customer of the Obligations or the legality, validity, binding effect or enforceability of any of the Metal Documents.

Section 8.4 Security Interest in Collateral.

The provisions of this Agreement and the other Metal Documents (once delivered hereunder) will create legal and valid Liens on all the Collateral in favor of the Metal Lenders, and provided that the Metal Lenders do what is required to continue the perfection of such Liens under the UCC, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Customer, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Metal Liens, to the extent any such Permitted Metal Liens would have priority over the Liens in favor of a Metal Lender pursuant to any applicable law or agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent a Metal Lender has not obtained or does not maintain possession of such Collateral, and (c) an alteration of such priorities pursuant to the Intercreditor Agreements.

Section 8.5 Financial Statements.

The audited consolidated financial statements of BEM and its Subsidiaries for the period ending on December 31, 2008 heretofore delivered to the Metal Lenders and each of the other financial statements now or hereafter delivered pursuant to Section 9.1 were prepared in accordance with GAAP (as in effect on the date such statements were prepared) and fairly present the consolidated financial condition and operations of BEM and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. The unaudited consolidated financial statements of BEM and its Subsidiaries for the Fiscal Quarter ended July 3, 2009 heretofore delivered by BEM to the Metal Lenders were prepared in accordance with GAAP (as in effect on the date such statements were prepared except for the presentation of footnotes and for applicable normal year-end audit adjustments) and fairly present the consolidated financial condition and operations of BEM and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Section 8.6 Material Adverse Change.

Since the date of the most recent financial statements delivered pursuant to Section 9.1 hereof, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Customers which could reasonably be expected to have a Material Adverse Effect.

Section 8.7 Taxes.

The Customers have filed all U.S. federal, state and local tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by any Customer, except such taxes, if any, that are being contested in good faith by appropriate proceedings and for which the applicable Customer has set aside on its books adequate reserves.

Section 8.8 Litigation and Environmental Matters.

(a) There are no actions, suits, proceedings or investigations by or before any arbitrator or governmental authority pending against or, to the knowledge of any Customer, threatened against or affecting the Customers (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity of this Agreement or the transactions contemplated hereby. There are no labor controversies pending against or, to the knowledge of any Customer, threatened against or affecting any Customer (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that question the validity of this Agreement or the transactions contemplated hereby.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Customer (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 8.9 Compliance With Laws.

Each Customer is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Investment Company Act.

No Customer is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.11 Solvency.

(a) Immediately after the making of each Consignment and after giving effect thereto, (i) the fair value of the assets of each Customer, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Customer; (ii) the present fair saleable value of the property of each Customer will be greater than the amount that will be required to pay the probable liability of each Customer on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Customer will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Customer will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) The Customers do not intend to and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

Section 8.12 Shared Benefits of Agreement.

Each Customer expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the Metal supplied, and financial accommodations extended, by the Metal Lenders to any of the Customers pursuant to this Agreement. Each Customer has determined that execution, delivery, and performance of this Agreement and any other Metal Documents to be executed by such Customer is within its purpose, will be of direct and indirect benefit to such Customer, and is in its best interest.

Section 8.13 Specifically Designated National and Blocked Persons.

No Customer or any of its Affiliates is a country, individual, or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

9.	AFFIRMATIVE AND NEGATIVE COVENANTS.

From the date hereof and until (a) the Obligations have been paid and performed in full, and (b) the Metal Lenders’ commitments and obligations, have been terminated, each Customer jointly and severally agrees that:

Section 9.1 Financial and Collateral Reporting.

Each Customer will maintain a system of accounting established and administered in accordance with GAAP, and will furnish to the Metal Lenders:

(a) within ninety (90) days after the close of each Fiscal Year of BEM, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of BEM and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of BEM, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its executive officers as presenting fairly in all material respects the financial condition and results of operations of BEM and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and any matters;

(c) concurrently with any delivery of financial statements under Section 9.1(a) or 9.1(b) above, a certificate of an executive officer of BEM certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) concurrently with any delivery of financial statements under Section 9.1(a) or 9.1(b) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as available but in any event within twenty (20) days after the close of each Fiscal Month, a certificate as of the last day of such Fiscal Month (each a “Collateral Compliance Certificate”) detailing on a consolidating basis, in form reasonably acceptable to the Metal Lenders, the quantity and location of all Metal owned or otherwise held by the Customers (including all Metal outstanding under Permitted Metals Agreements and all Client Metal subject to any Client-Customer Arrangement) accompanied by a listing of the total insurance coverage with respect to Consigned Metal at each location as well as Collateral supporting the Refining Reserves, each of which Collateral Compliance Certificates shall serve as the basis for determining the Customers’ eligibility for additional Consignments until such time as the Metal Lenders receive an updated Collateral Compliance Certificate;

(f) as soon as available, but in any event not more than thirty (30) days prior to the end of each Fiscal Year of BEM, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of BEM for the upcoming Fiscal Year; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Customers, or compliance with the terms of this Agreement, as the Metal Lenders may reasonably request.

Section 9.2 Use of Consignments.

Each Customer will use the Consigned Metal for general corporate purposes of the Customers not otherwise prohibited by this Agreement.

Section 9.3 Notices.

Each Customer through the Customer Agent, will give prompt notice in writing to the Metal Lenders of: (a) the occurrence of any Default; (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting any Customer that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and (d) any amendment, supplement or restatement of the Senior Credit Agreement, together with a copy thereof. Each notice delivered under this Section 9.3 shall be accompanied by a statement of an executive officer of BEM setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 9.4 Conduct of Business.

Each Customer will:

(a) carry on and conduct its business in substantially the same manner and in substantially the same or related fields of enterprise as is conducted as of the Closing Date;

(b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation or limited liability company, in its jurisdiction of incorporation or organization as of the date hereof and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; and

(c) keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements delivered to the Metal Lenders pursuant to Section 8.5.

Section 9.5 Payment of Obligations and Taxes.

Each Customer will pay its obligations (excluding tax liabilities) that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Customer has set aside on its books adequate reserves with respect thereto in accordance with GAAP. In addition, each Customer will pay its tax liabilities before the same shall become delinquent, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) such Customer has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 9.6 Compliance with Laws and Material Contractual Obligations.

Each Customer will (a) comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 9.7 Inspections; Field Exams.

Each Customer will permit each Metal Lender, by its respective employees, representatives and agents, from time to time during normal business hours and without disruption to the Customers’ normal business operations to (a) inspect any of the Metal, the Collateral, and the books and financial records of such Customer, (b) examine, audit and make extracts or copies of the books of accounts and other financial records of such Customer, (c) have access to its properties, facilities, the Collateral and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of such Customer, and (d) review, evaluate and make test verifications and counts of the Collateral of each Customer, and (e) on not less than forty-eight (48) hours’ notice conduct field exams of each Customer at the sole cost and expense of each Customer. If a Default has occurred and is continuing, each Customer shall provide such access to each Metal Lender at all times and without notice and without regard to whether such access will disrupt the Customers’ normal business operations. During any inspection conducted at a Customer’s Premises, each Metal Lender will, and will cause its employees, representatives and agents to, comply with all health, safety and security requirements of general application in effect at any such property or location where Collateral or books and records are located.

Section 9.8 Communications with Accountants.

Each Customer executing this Agreement authorizes the Metal Lenders to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to the Metal Lenders information relating to any Customer with respect to the business, results of operations and financial condition of any Customer. In addition, to the extent not otherwise contemplated by Section 9.10(b), each Customer agrees to, execute and deliver, or cause to be executed and delivered, to the Metal Lenders such other documents and agreements, and shall take or cause to be taken such actions as the Metal Lenders may, from time to time, reasonably request to carry out the terms and conditions of this Section 9.8.

Section 9.9 Collateral Access Agreements.

Each Customer shall use commercially reasonable efforts to obtain and deliver to the Metal Lenders within ninety (90) days after the Closing Date (and if obtained with respect to a leased location, shall thereafter maintain in effect at all times), a Collateral Access Agreement from the lessor of each leased property or bailee or consignee with respect to any warehouse, processor or converted facility or other location where Metal or Inventory containing Metal is stored or located, which Collateral Access Agreement shall be reasonably satisfactory in form and substance to the Metal Lenders (or the Collateral Agent). The Customers’ failure to obtain any Collateral Access Agreement will not be deemed a Default or Event of Default hereunder and, for the avoidance of doubt, at all times when effective Collateral Access Agreements are not in place where required, the Customers shall be required to satisfy the requirements of Section 9.22 hereof. Each Customer shall timely and fully pay and perform in all material respects its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.

Section 9.10 Additional Collateral; Further Assurances.

(a) Subject to applicable law, each Customer shall, unless the Metal Lenders otherwise consent, (i) cause each operating Subsidiary of BEM which holds Consigned Metal to become or remain a Customer and become a party to this Agreement by executing a Joinder Agreement.

(b) Without limiting the foregoing, each Customer shall, and shall cause each of BEM’s Subsidiaries which is required to become a Customer pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Metal Lenders such other documents and agreements, and shall take or cause to be taken such actions as the Metal Lenders may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Metal Documents.

Section 9.11 Restricted Payments.

No Customer will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) BEM may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (b) except during the existence of any Default or Event of Default, Subsidiaries of BEM may declare and pay dividends ratably with respect to their equity interests; (c) BEM may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of BEM or its Subsidiaries and (d) BEM and its Subsidiaries may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and the aggregate amount of such Restricted Payments does not exceed 10% of Consolidated Net Worth as of the most recently ended Fiscal Quarter of BEM for which Financials have been delivered; provided that the foregoing aggregate limitation for Restricted Payments shall not apply as long as the Leverage Ratio does not exceed 2.50 to 1.00 immediately prior to and immediately after giving effect to any such Restricted Payment.

Section 9.12 Indebtedness.

The Customers will not, nor will they permit any other Customer to, create, incur or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 9.12 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c) Indebtedness of any Customer to any other Customer or to any Subsidiary of BEM;

(d) Guarantees by BEM of Indebtedness of any of its Subsidiaries and by any such Subsidiary of Indebtedness of BEM or any other such Subsidiary;

(e) Indebtedness of any Customer incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness incurred in any Fiscal Year pursuant to this clause (e) shall not exceed $25,000,000;

(f) contingent obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of the reimbursement obligations in respect of letter of credit obligations permitted by the Senior Credit Agreement, (iii) consisting of the guarantees of Indebtedness incurred for the benefit of any Subsidiary of BEM if the primary obligation is expressly permitted elsewhere in this Section 9.12, and (iv) under the Beryllium Contracts;

(g) Indebtedness arising under Swap Agreements having a Net Mark-to-Market Exposure not exceeding $50,000,000, which amount shall include the Swap Agreements in existence on the Closing Date;

(h) Indebtedness arising under this Agreement and all other Permitted Metals Agreements in an aggregate principal amount not to exceed the Aggregate Secured Metal Limit; and

(i) Indebtedness arising under or permitted by the Senior Credit Agreement.

Section 9.13 Fundamental Changes and Asset Sales.

(a) No Customer will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a sale and leaseback transaction), or any of the equity interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)	any Person may merge into BEM in a transaction in which BEM is the surviving corporation;

(ii)	any Customer may merge into any other Customer (provided that any such merger involving BEM must result in BEM as the surviving entity);

(iii)	any Customer may sell, transfer, lease or otherwise dispose of its assets to any other Customer;

(iv)	each Customer may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of equipment that is obsolete or no longer useful in any meaningful way in its business, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other property of the Customers previously leased, sold or disposed of as permitted by this clause (D) during any Fiscal Year of BEM, does not represent property with a book value that (1) is greater than 10% of the Consolidated Total Assets of BEM or (2) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of BEM, in each case, as would be shown in the consolidated financial statements of BEM as at the beginning of the four-quarter period ending with the quarter in which such determination is made (or if financial statements have not been delivered hereunder for that quarter which begins the four quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter); and

(v)	any Customer may liquidate or dissolve if (A) BEM determines in good faith that such liquidation or dissolution is in the best interests of BEM and is not materially disadvantageous to the Metal Lenders, and (B) possession of any Collateral hereunder is transferred to one or more other Customers in connection with such liquidation or dissolution.

(b) No Customer will engage to any material extent in any business other than businesses of the type conducted by the Customers on the Closing Date and businesses reasonably related thereto.

(c) No Customer will change its Fiscal Year from the basis in effect on the Closing Date.

Section 9.14 Liens.

No Customer will create, incur, or suffer to exist any Lien in, of, or on any of the Collateral of such Customer, except the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to any Metals Document;

(b) Liens arising in connection with Permitted Metals Agreements;

(c) Liens arising in connection with the Senior Credit Agreement subject to the Lender Intercreditor Agreement;

(d) any Lien on any property or asset of any Customer existing on the date hereof and set forth in Schedule 9.14; provided that (i) such Lien shall not apply to any other property or asset of a Customer and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) any Lien existing on any property or asset prior to the acquisition thereof by any Customer or existing on any property or asset of any Person that becomes a Customer after the date hereof prior to the time such Person becomes a Customer; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Customer, as the case may be, (ii) such Lien shall not apply to any other property or assets of a Customer and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Customer, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens on fixed or capital assets acquired, constructed or improved by any Customer; provided that (i) such security interests secure Indebtedness permitted by Section 9.12(e), (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Customer;

(g) Liens for taxes, fees, assessments, or other governmental charges or levies on the property of any Customer if such Liens (i) shall not at the time be delinquent or (ii) subject to the provisions of Section 9.5, do not secure obligations in excess of $10,000,000 and a stay of enforcement of such Lien is in effect;

(h) Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ten days past due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves shall have been provided on the Customer’s books;

(i) statutory Liens in favor of landlords of real property leased by a Customer; provided that, the Customer is current with respect to payment of all rent and other material amounts due to such landlord under any lease of such real property;

(j) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(k) the equivalent of the types of Liens discussed in clauses (g) through (j) above, inclusive, in any jurisdiction in which the Customer is engaged in business or owns property or assets;

(l) Liens arising from judgments or orders under circumstances that do not constitute an Event of Default under Section 10.1(k);

(m) Liens in favor of or asserted by any Client in Client Metals under or in connection with any Client-Customer Arrangement; and

(n) other Liens not otherwise permitted above so long as the aggregate principal amount of the obligations subject to such Liens does not at any time exceed $10,000,000.

The Permitted Liens referred to in this Section 9.14, excluding those referred to in clauses (e), (g) and (n) above, are referred to in this Agreement as “Permitted Metal Liens”.

Section 9.15 Change of Name or Location.

No Customer shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, without at least fifteen (15) Business Days’ prior written notice to the Metal Lenders and the Metal Lenders shall have either (i) determined that such event or occurrence will not adversely affect the validity, perfection or priority of their security interest in the Collateral, or (ii) after the Metal Lenders’ written acknowledgement that any reasonable action requested by the Metal Lenders in connection therewith, including to continue the perfection of any Liens in favor of the Metal Lenders in any Collateral, has been completed or taken, and, provided that, with respect to any Customer, any new location shall be in continental U.S.

Section 9.16 Amendments to Agreements.

No Customer will amend or terminate its Constituent Documents in any manner that could reasonably be expected to materially and adversely affect the Metal Lenders’ Liens on the Collateral.

Section 9.17 Financial Covenants.

(a) Maximum Leverage Ratio. BEM will not permit the Leverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be greater than 3.50 to 1.00.

(b) Minimum Fixed Charge Coverage Ratio. BEM will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be less than 1.50 to 1.00.

Section 9.18 Subordination of Intercompany Notes.

All Indebtedness evidenced by an intercompany note, together with all accrued interest thereon, and any other indebtedness for borrowed money now owing or which hereafter may become owing by or from a Customer to any other Customer, howsoever such indebtedness may be hereafter created, extended, renewed or evidenced, together with all accrued interest thereon and any and all other obligations and liabilities of any kind owing by or from a Customer to any other Customer shall at all times and in all respects be subordinate and junior in right of payment to any and all obligations, liabilities and indebtedness of any kind of the Customers to the Metal Lenders including, without limitation, the Obligations, and any extensions, renewals, modifications, and amendments thereof and all accrued interest thereon and any fees owing by the Customers to the Metal Lenders; provided, however, that the Customers may make payments in respect of intercompany notes as long as (a) no Default has occurred and is continuing and (b) such payment will not result in a Default.

Section 9.19 Accounting Methods.

No Customer shall modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Customers’ accounting records without such accounting firm or service bureau agreeing to provide to the Metal Lenders information relating to (a) the Customers’ financial condition and (b) the Collateral.

Section 9.20 Metal.

No Customer shall grant any security interest or ownership rights to any of its customers with respect to any of the Consigned Metal whether or not such customers have prepaid orders for the Consigned Metal or any products or property which does or will include the Consigned Metal. Notwithstanding the foregoing, the parties agree that any Client may file financing statements or other public notices with respect to any Client Metal subject to any Client-Customer Arrangement.

Section 9.21 Metal Intercreditor Agreement.

Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the relative rights, priorities and interests of the Metal Lenders and the other Approved Consignors in the Collateral are and shall be exclusively controlled by the terms of that certain Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 28, 2007, with the Collateral Agent, as collateral agent thereunder (as may be amended, restated or supplemented from time to time, the “Metal Intercreditor Agreement”), to which the Metal Lenders became a party by executing and delivering a joinder agreement effective as of the Closing Date. In addition, the Metal Lenders and each Customer agrees that, notwithstanding any provision of this Agreement to the contrary, the Customers (or any of them) shall provide security, certificates of insurance, Letters of Credit, Collateral Access Agreements, appraisals, reports, notices or any other items directly to the Collateral Agent for the benefit of all of the Approved Consignors, and upon so doing, will be deemed to have provided such items directly to the Metal Lenders in satisfaction of the Customers’ obligations under this Agreement, including, without limitation, with respect to each of the following: (i) insurance coverage and certificates of insurance as contemplated by Section 2.1(d) hereof; (ii) supporting Letters of Credit as contemplated by Section 7.3 hereof; (iii) financial reports and certifications as contemplated by Section 9.1 hereof; (iv) any notices contemplated by Section 9.3 hereof; (v) any Collateral Access Agreement as contemplated by Section 9.9 hereof; and (vi) notices with respect to Permitted Metals Agreements and Client-Customer Arrangements as contemplated by Section 9.24 hereof. The Customers will provide copies of the foregoing to the Metal Lenders to evidence compliance with this Section 9.21. For the avoidance of doubt, the Metal Lenders shall be entitled to conduct inspections and field examinations in accordance with Section 9.7 regardless of whether such inspections or field examinations may also be conducted by the Collateral Agent.

Section 9.22 Refining Reserves; Letters of Credit.

The Customers shall at all times maintain the sum of each Metal Lender’s Pro-Rata Share of: (a) Equity Gold and Equity Copper, plus (b) the available undrawn face amount of all Letters of Credit which secure the Customers’ Obligations, plus (c) such other Collateral provided by the Customers (other than Gold or Copper) as the Metal Lenders may approve from time to time and in which the Metal Lenders and/or the Collateral Agent holds for the benefit of all the Approved Consignors a first priority perfected security interest, in an amount equal to or greater than the Refining Reserve. If at any time, the Customers fail to satisfy the requirements of this Section 9.22, then the Customers shall promptly (i) cause an amount of Consigned Metal to be returned to the applicable Metal Lender or purchased and paid for, in each case in accordance with Section 2.9, or (ii) cause an amount of such Consigned Metal (other than Approved Subconsignee Metal) to be moved to one or more Approved Domestic Locations that are either (x) owned by a Customer or (y) subject to a valid and effective Collateral Access Agreement, or (iii) amend one or more Letters of Credit or cause additional Letters of Credit to be issued, or (iv) purchase or otherwise acquire Equity Gold or Equity Copper, as applicable, or (v) provide additional Collateral meeting the requirements of clause (c) above, or (vi) engage in any combination of the foregoing, such that the Customers are in compliance with the covenant set forth in the first sentence of this Section 9.22.

Section 9.23 Location of Metal.

(a) The Customers shall at all times maintain one hundred percent (100%) of the Consigned Metal physically located at (i) one or more Approved Locations, (ii) in transit between any Approved Locations, or (iii) in transit to a Metal Lender.

(b) The Customers shall not permit the value (as determined pursuant to Section 2.2 hereof) of all Consigned Metal of the Customers in the possession of, or in transit to, Approved Refiners/Fabricators to exceed $10,000,000 at any time.

(c) The Customers shall not permit the value (as determined pursuant to Section 2.2 hereof) of all Consigned Metal of the Customers in the possession of, or in transit to, Approved Subconsignees to exceed $5,000,000 at any time.

Section 9.24 Permitted Metals Agreements.

(a) The Customers shall provide the Metal Lenders with (i) prompt written notice of each Permitted Metals Agreement and Client-Customer Arrangement entered into by any Customer from time to time, (ii) a copy of each Permitted Metals Agreement and each agreement entered into to evidence any Client-Customer Arrangement, (iii) notice of any Lien filed in connection with a Permitted Metals Agreement or a Client-Customer Arrangement, and (iv) such additional information as the Metal Lenders may reasonably request from time to time with respect to all Permitted Metals Agreements and all Client-Customer Arrangements.

(b) The Customers shall ensure that (A) the sum of: (1) the aggregate value (determined in accordance with Section 2.2 hereof) of all Metal held by the Customers (which may include Metal obtained or held by any Customer pursuant to this Agreement, any Permitted Metal Agreement and any Client-Customer Arrangement) at one or more Approved Locations, plus (2) the aggregate undrawn face amount of any Letters of Credit in excess of the Refining Reserve, at all times equals or exceeds (B) the sum of: (1) the aggregate value (determined in accordance with Section 2.2 hereof) of Consigned Metal consigned or loaned to the Customers under this Agreement, plus (2) the aggregate value (determined in accordance with Section 2.2 hereof) of Metal outstanding to the Customers under all Permitted Metals Agreements (other than this Agreement), plus (3) the aggregate value (determined in accordance with Section 2.2 hereof) of Metal outstanding to the Customers under any Client-Customer Arrangement.

(c) If it is determined that a Physical Metal Deficiency (as defined below) exists, then within 45 days of any Authorized Representative becoming aware of such Physical Metal Deficiency, the Customers shall (A) purchase or otherwise acquire Equity Gold or Equity Copper, or (B) amend one or more Letters of Credit or cause additional Letters of Credit to be issued, or (C) provide a Collateral Compliance Certificate evidencing a reduction in such Physical Metal Deficiency, or (D) engage in any combination of the foregoing, to the extent necessary to cure such Physical Metal Deficiency. During such 45-day period, the Customer’s failure to comply with Section 9.24(b) shall not be deemed to be a Default under this Agreement. As used in this Agreement, the term “Physical Metal Deficiency” means the amount, if any, by which (i) the amount determined pursuant to Section 9.24(b)(i)(B), exceeds (ii) the amount determined pursuant to Section 9.24(b)(i)(A).

(d) The Customers shall ensure that the Aggregate Secured Metal Facility Indebtedness is at all times less than the Aggregate Secured Metal Limit.

Section 9.25 Consigned Gold Location Limit.

No Customer shall, at any time, maintain Gold at any particular Approved Domestic Location having an aggregate value (as determined in accordance with Section 2.2 hereof) in excess of the coverage limit of the insurance policy covering such Gold with respect to that particular Approved Domestic Location.

Section 9.26 Most Favored Approved Consignor.

The Customers represent and warrant to Metal Lenders that they have provided Metal Lenders with true and correct copies of all existing Permitted Metals Agreements with Approved Consignors, except where pricing information may have been redacted therefrom. If after the date of this Agreement, the Customers enter into a new Permitted Metals Agreement (or amend, supplement or restate any of the existing Permitted Metals Agreements) with any Approved Consignor that reflects representations, warranties, covenants, indemnities or events of default (ignoring pricing terms) that are in addition to or otherwise more restrictive with respect to the Customers than the comparable provisions set forth in this Agreement (each, a “More Restrictive Provision”), then effective as of the time the Customers become subject to such More Restrictive Provision, such More Restrictive Provision shall automatically be deemed to be incorporated into this Agreement for the benefit of Metal Lenders. The Customers agree to promptly deliver a copy of any such Permitted Metals Agreement with an Approved Consignor to the Metal Lenders (with pricing terms redacted) and, at no expense to the Metal Lenders, to promptly enter into an amendment to this Agreement to reflect the More Restrictive Provisions. Notwithstanding the foregoing, if any More Restrictive Provision is amended, supplemented, restated or deleted from the Permitted Metals Agreement from which it was originally selected, then simultaneously therewith such amendment, supplement, restatement or deletion shall automatically be deemed to be incorporated into this Agreement, and the parties hereto, at no expense to the Metal Lenders, agree to promptly enter into an amendment to this Agreement to reflect the same.

10.	EVENTS OF DEFAULT AND ACCELERATION.

Section 10.1 Events of Default.

In each case of the occurrence of any one or more of the following events (each of which is herein called an “Event of Default”):

(a) any representation or warranty made or deemed made by or on behalf of a Customer herein or in any of the Metal Documents or in any certificate, statement or agreement furnished in writing by the Customers in connection with this Agreement or any Metal Document shall prove to be false or misleading in any material respect; or

(b) default in the payment of any Obligation, when the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or by acceleration or otherwise and continuation thereof for a period of two (2) Business Days; or

(c) default by any Customer in the due observance or performance of, or compliance with, any covenant or agreement contained in Section 9.2, 9.3, 9.4 (with respect to a Customer’s existence), any of Sections 9.10 through 9.22, inclusive, or Section 9.24(b); or (ii) default by any Customer in the due observance or performance of, or compliance with, any covenant or agreement contained in Section 9.23 and continuance of such default for five (5) Business Days after occurrence; or

(d) default by any Customer (other than a default which constitutes an Event of Default under another subsection of this Section 10.1) in the due observance or performance of, or compliance with, any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or pursuant to the terms of any other Metal Document and which default shall continue unremedied for thirty (30) days after Customer Agent’s receipt of written notice thereof from the Metal Lenders; or

(e) any Customer shall (i) make an assignment for the benefit of creditors; or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Code by or against any Customer; provided, however, that the involuntary filing of a petition in bankruptcy against a Customer shall not constitute an Event of Default unless such Customer fails to object and the petition is not stayed or discharged within sixty (60) days after the filing thereof; or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of the property or business of any Customer; or (iv) become insolvent or suffer the entry of an order for relief under the Bankruptcy Code; or (v) make an admission in writing of its inability to pay its debts as they become due; or

(f) the occurrence of any loss, theft, destruction of or damage to any of the Consigned Metal which is not either adequately covered by insurance payable to a Metal Lender or paid for by the Customer as provided in this Agreement within fifteen (15) days of such occurrence; or

(g) the occurrence of any attachment of any Lien (other than a Permitted Metal Lien) on any of the Consigned Metal; or

(h) the occurrence of any attachment of any Lien (other than a Permitted Metal Lien) on any other Collateral and such attachment shall not be discharged within thirty (30) days of the date such attachment was made; or

(i) (i) an “Event of Default” shall occur under and as defined in the Senior Credit Agreement; (ii) an “Event of Default” shall occur under and as defined in any Permitted Metals Agreement that is subject to the Metal Intercreditor Agreement; or a default shall occur with respect to any evidence of Material Indebtedness of any Customer, if the effect of such default is to accelerate the maturity of such Material Indebtedness or to permit the holder thereof to cause such Material Indebtedness to become due prior to the stated maturity thereof; or if any Material Indebtedness of any Customer is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise; or

(j) any Change in Control shall occur; or

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (or the equivalent thereof in currencies other than dollars) shall be rendered against any Customer and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Customer to enforce any such judgment; or

(l) any Security Document or this Agreement shall for any reason (other than a Metal Lender’s negligence) fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Metal Document, or (ii) any Security Document shall fail to remain in full force or effect or any action shall be taken by a Customer or other party thereto (other than a Metal Lender) to discontinue or to assert the invalidity or unenforceability of any Security Document; or

(m) any material provision of any Metal Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or any Customer shall challenge the enforceability of any Metal Document (including, without limitation, any Intercreditor Agreement) or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Metal Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms; or

(n) the Customers shall fail to renew or replace any Letter of Credit securing this Agreement, or any extension(s) or replacement(s) therefor, at least ten (10) Business Days prior to its scheduled expiry date, if any, unless the Customers have demonstrated to each of the Collateral Agent’s and the Metal Lenders’ reasonable satisfaction that the loss of such Letter of Credit is adequately offset by other existing Letters of Credit and other Collateral and will not result in an Event of Default with respect to Section 9.22 hereof; or the issuer of any Letter of Credit shall seek to modify, revoke or terminate its liability under a Letter of Credit, or any governmental agency shall seek to limit, defer, postpone or terminate the Collateral Agent’s or Metal Lenders’ rights or the issuer’s liability under a Letter of Credit, unless the Customers have replaced such Letter of Credit with a substitute Letter of Credit within ten (10) Business Days or have demonstrated to each of the Collateral Agent’s and Metal Lenders’ reasonable satisfaction that the loss of such Letter of Credit is adequately offset by other Collateral and will not result in an Event of Default under Section 9.22 hereof;

then in any such event, immediately upon the occurrence of the Event of Default set forth in subparagraph (e) above, and during the continuance of such Event of Default, at the option of the Metal Lenders in all other cases (i) the obligations of the Metal Lenders hereunder shall terminate, (ii) the Customers shall promptly return to the applicable Metal Lender all Consigned Metal theretofore consigned to but not purchased and paid for by the Customers, (iii) all the Customers’ obligations to the Metal Lenders (including, without limitation, those under the Consignment Facility) shall become immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Customers or any instrument evidencing the Customers’ Obligations to the Metal Lenders; and (iv) the Metal Lenders may draw against any and all Letters of Credit securing this Agreement. The Metal Lenders shall in addition have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to any Collateral now or hereafter securing the Customer’s Obligations hereunder. The Customers shall, at the Metal Lenders’ request, immediately assemble all such Collateral, and the Metal Lenders may go upon the Customer’s Premises to take immediate possession thereof.

Section 10.2 Waiver.

No failure or delay on the Metal Lenders’ part to exercise or to enforce any of their rights hereunder or under any other instruments or agreement evidencing the Customers’ Obligations to the Metal Lenders or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on the Metal Lenders’ part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. The Metal Lenders’ rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by the Metal Lenders to the Customers with respect to the Customers’ Obligations to the Metal Lenders or any instrument given the Metal Lenders in connection therewith, and each Customer hereby waives notice of any such extension, compromise or other indulgence and consent to be bound thereby as if they had expressly agreed thereto in advance.

11.	AMENDMENTS/WAIVERS.

This Agreement (including the Exhibits and Schedules hereto) and the other Metal Documents constitute the entire agreement of the parties herein and supersede any and all prior agreements, written or oral, as to the matters contained herein, and no modification or waiver of any provision hereof or of any Metal Document, nor consent to the departure by the Customers therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.

12.	INDEMNIFICATION.

The Customers, jointly and severally, agree to indemnify and hold harmless the Metal Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement, the Security Documents or any other Metal Documents executed or delivered in connection herewith and any related documents or the transactions contemplated hereby other than to the extent that such liability, claim, action, suit, loss, damages or expense is the result of gross negligence or willful misconduct of a Metal Lender as determined by a court of competent jurisdiction in a final, non-appealable judgment, and excluding any of the foregoing which arise out of claims, actions, and suits brought by the Customers or any of their Affiliates including, without limitation, (a) any actual or proposed use by the Customers of the Consignment Facility, (b) the Customers or any of their Affiliates entering into or performing this Agreement or any of the other documents or agreements executed or delivered in connection herewith and any related documents, or (c) with respect to the Customers and their Affiliates and their respective properties and assets, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Metal Lenders shall be entitled to select a single firm of outside counsel to represent them and, in addition to the foregoing indemnity, the Customers agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Customers under this Section are unenforceable for any reason, the Customers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section shall survive the repayment of the Obligations and the termination of the obligations of the Metal Lenders hereunder.

13.	SETOFF.

Each Customer hereby grants to the Metal Lenders, a continuing Lien and right of setoff as security for all liabilities and obligations to the Metal Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of a Metal Lender. At any time upon the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by the Customer), but without any duplication in recovery, the Metal Lenders may setoff the same or any part thereof and apply the same to any liability or obligation of any Customer even though unmatured and regardless of the adequacy of any other Collateral. ANY AND ALL RIGHTS TO REQUIRE A METAL LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE CUSTOMER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

14.	ASSIGNMENTS.

Section 14.1 Assignment by Customers.

The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other parties to this Agreement; provided that a Metal Lender may assign all or any portion of its rights and obligations under this Agreement without the consent of the Customers to (a) one or more then-existing Approved Consignors, (b) any Affiliate of the Metal Lender, (c) any Person that acquires the Metal Lender’s business as an entirety and such Person expressly agrees to be bound by the terms of this Agreement as the “Gold Lender” or “Copper Lender,” as applicable, or (d) any Person if an Event of Default has occurred and is continuing. In addition, the Copper Lender may not assign any portion of its rights or obligations under this Agreement with respect to Copper without also assigning to the same assignee the Copper Lender’s rights and obligations under the Copper Purchase and Sale Agreement. All covenants and agreements of the parties contained herein shall bind such parties and their respective successors and permitted assigns, and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 14.2 Participations.

(a) Subject to Section 14.2(b), each Metal Lender shall have the right from time to time to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Metal Lender’s obligations under this Agreement and/or any or all of the commitments held by the Metal Lender under this Agreement. In the event of any such grant by a Metal Lender of a participating interest to a Participant, the Metal Lender shall remain responsible for the performance of its obligations hereunder and the Customers shall continue to deal solely and directly with the Metal Lender in connection with the Metal Lender’s rights and obligations hereunder. Subject to the terms and provisions of any Metal Document, a Metal Lender may furnish any information concerning the Customers in its possession from time to time to prospective Participants, provided that the Metal Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

(b) A Metal Lender may sell participations to a Participant in all or a portion of such Metal Lender’s rights and obligations under this Agreement (including all or a portion of its commitment to consign Metal) only with the prior written consent of the Customers (which consent will may not be unreasonably withheld or delayed); provided that no consent of the Customers will be required in connection with the sale of any participations (i) where the Participant is a then-existing Approved Consignor, (ii) where the Participant is an Affiliate of the Metal Lender, or (iii) if an Event of Default has occurred and is continuing.

(c) In addition, any sale of a participation shall provide that (i) such Metal Lender’s obligations under this Agreement shall remain unchanged, (ii) such Metal Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Customers shall continue to deal solely and directly with the Metal Lender in connection with the rights and obligations of the parties under this Agreement. Any agreement or instrument pursuant to which a Metal Lender sells such a participation shall provide that the Metal Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

Section 14.3 Pledges.

A Metal Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Metal Lender from any of its obligations hereunder or substitute any such assignee for such Metal Lender as a party hereto.

15.	EXPENSES.

The Customers shall pay upon demand all reasonable out-of-pocket expenses of the Metal Lenders in connection with the preparation, administration, collection, waiver or amendment of credit terms, or in connection with the Metal Lenders’ exercise, preservation or enforcement of any of its rights or remedies hereunder and under the Security Documents, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the loan and consignment or any Collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any applicable default rate specified in this Agreement) and be an obligation secured by any Collateral.

16.	GOVERNING LAW; JURY TRIAL WAIVER; CONSENT TO JURISDICTION; MISCELLANEOUS.

Section 16.1 Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law). Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 16.2 Forum; Waiver of Jury Trial.

EACH CUSTOMER HEREBY IRREVOCABLY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER METAL DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF RHODE ISLAND OR NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON CUSTOMER BY MAIL AT THE CUSTOMER’S ADDRESS SET FORTH IN THIS AGREEMENT. EACH CUSTOMER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM. EACH CUSTOMER AND EACH METAL LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER METAL DOCUMENTS AT ANY TIME EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE METAL LENDERS RELATING TO THE ADMINISTRATION OF THE CONSIGNMENTS OR ENFORCEMENT OF THE METAL DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH CUSTOMER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH CUSTOMER CERTIFIES THAT NO REPRESENTATIVE OF A METAL LENDER OR ATTORNEY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE METAL LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE METAL LENDERS TO ACCEPT THIS AGREEMENT AND EXTENDS THE FACILITIES HEREUNDER.

Section 16.3 Usury.

All agreements between the Customers and the Metal Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness or Obligations evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the applicable Metal Lender for the use or the forbearance of the Indebtedness or Obligations evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Customers and the Metal Lenders in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Metal Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever a Metal Lender should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the non-interest portion of the Obligations evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Customers and the Metal Lenders.

Section 16.4 Additional Costs.

If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to a Metal Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject a Metal Lender to any Tax (except for any Excluded Tax), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the making of Fixed Rate Consignments, or

(b) materially change the basis of taxation (except for changes in Excluded Taxes) of payments to a Metal Lender of the principal of or the interest on Fixed Rate Consignments or any other amounts payable to a Metal Lender under this Agreement for Fixed Rate Consignments, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of a Metal Lender as they relate to this Agreement, or

(d) impose on a Metal Lender any other conditions or requirements with respect to Fixed Rate Consignments or any class of commitments of which any of Fixed Rate Consignments form a part;

(e) and the result of any of the foregoing is:

(i)	to increase the cost to the Metal Lender of making, funding, issuing, renewing, extending or maintaining any of the Fixed Rate Consignments, or

(ii)	to reduce the amount of principal, interest or other amount payable to the Metal Lender hereunder on account of any of the Fixed Rate Consignments, or

(iii)	to require the Metal Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Metal Lender for the Customers hereunder, then, and in each such case, the Customers will, upon demand by the applicable Metal Lender, at any time and from time to time and as often as the occasion therefor may arise, pay to the Metal Lender such additional amounts as will be sufficient to compensate the Metal Lender (on an after tax basis, but without duplication of any amounts paid pursuant to Section 2.15) for such additional cost, reduction, payment or foregone interest or other sum.

Section 16.5 Capital Adequacy.

If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by a Metal Lender or any corporation controlling a Metal Lender and the Metal Lenders determine that the amount of capital required to be maintained by them, or any of them, is increased by or based upon the existence of Fixed Rate Consignments made or deemed to be made pursuant hereto or the commitments of a Metal Lender hereunder, then the Metal Lenders may notify the Customer of such fact, and the Customers shall pay to the applicable Metal Lender from time to time upon demand, as an additional fee payable hereunder, such amount as the Metal Lender shall determine and certify in a notice to the Customers to be an amount that will adequately compensate the Metal Lender in light of these circumstances for its increased costs of maintaining such capital. The Metal Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

Section 16.6 Certificate.

A certificate setting forth any additional amounts payable pursuant to Sections 16.4 and 16.5 and a brief explanation of such amounts which are due, submitted by the Metal Lenders to the Customers, shall be prima facie evidence that such amounts are due and owing.

Section 16.7 Survival of Representations and Covenants.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Consigned Metal by the Metal Lenders to the Customers and the execution and delivery to the Metal Lenders of this Agreement, and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Customers shall inure to the benefit of the successors and permitted assigns of a Metal Lender.

Section 16.8 Notices.

All notices, requests, demands and other communications provided for hereunder shall be in writing (including telecopied communication) and mailed or telecopied or delivered to the applicable party at the addresses indicated below; provided that, given their Affiliation with each other, any notice, request, demand or other communication provided by the Customer Agent or any Customer to the Gold Lender shall be deemed to have been provided to the Copper Lender, and vice versa.

If to either Metal Lender:

c/o Canadian Imperial Bank of Commerce
161 Bay Street, 5th Floor
Toronto, Ontario, Canada M5J 2S8
Attention: Ali Namazi and Marty Reszetnik
Telecopy No.: (416) 594-8399 / (416) 594-8307

in each case (except for routine communications) with a copy to:

Canadian Imperial Bank of Commerce
199 Bay Street CCW 11
Toronto, Ontario, Canada M5L 1A2
Attention: Frank Vivacqua
Telecopy No.: (416) 304-4573

If to the Customers:

c/o Brush Engineered Materials Inc.
6070 Parkland Blvd.
Mayfield Heights, Ohio 44124
Attention: Michael C. Hasychak, Vice President, Treasurer and
Secretary
Telecopy No.: (216) 481-2523

in each case (except for routine communications) with a copy to:

Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215
Attention: Jeffrey D. Litle, Esq.
Telecopy No.: 614-461-4198

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communication shall be deemed given upon receipt by the party to whom such notice is directed.

Section 16.9 Lost Documents.

Upon receipt of an affidavit of an executive officer of a Metal Lender as to the loss, theft, destruction or mutilation of this Agreement or any Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, the Customers will execute and deliver, in lieu thereof, a replacement Agreement or Security Document.

Section 16.10 Waiver.

Neither any failure nor any delay on the part of the Metal Lenders in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.

Section 16.11 Severability.

Any provision of this Agreement or any of the Security Documents or other Credit Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 16.12 Section Headings, Etc.

Any Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 16.13 Counterparts.

This Agreement may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, each of which shall be an original and all of which counterparts shall together constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as an in-hand delivery of an original executed counterpart hereof.

Section 16.14 Disclaimer of Reliance.

Neither Metal Lender nor any of the Customers have relied on any oral representations concerning any of the terms or conditions of this Agreement or any of the Security Documents in entering into the same. Each party acknowledges and agrees that none of the officers of any other party has made any representations that are inconsistent with the terms and provisions of this Agreement and the Security Documents, and no party has relied on any oral promises or representations in connection therewith.

Section 16.15 Environmental Indemnification.

In consideration of the execution and delivery of this Agreement by the Metal Lenders and the making of consignments and other extensions of credit, each Customer hereby indemnifies, exonerates and holds the Metal Lenders and each of their officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by the Customers of any Hazardous Material; or

(b) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Customer of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expense or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, a Customer;

except, in each case arising by reason of a Metal Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Customer agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Notwithstanding anything to the contrary herein contained, the obligations and liabilities under this Section shall survive and continue in full force and effect and shall not be terminated, discharged or released in whole or in part irrespective of whether all the Obligations have been paid in full or the Metal Lenders’ commitment to consign Metal has been terminated.

Section 16.16 Joint and Several Obligations; Suretyship Waivers and Consents.

(a) Each covenant, agreement, obligation, indemnity, representation and warranty of the Customers contained herein constitutes the joint and several undertaking of each Customer.

(b) Each Customer acknowledges that the Obligations of such Customer undertaken herein might be construed to consist, at least in part, of the guaranty of Obligations of the other Customer and, in full recognition of that fact, each Customer consents and agrees that the Metal Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Customer, and without affecting the enforceability or continuing effectiveness hereof as to such Customer: (i) with the written consent of the other Customers, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Security Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept partial payments; (iv) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Metal Lenders in their sole and absolute discretion may determine; (v) release any Person from any personal liability with respect to this Agreement or any part thereof; (vi) settle, release on terms satisfactory to the Metal Lenders or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Customer or any other Person, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Customer or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby.

(c) The Metal Lenders may enforce this Agreement independently as to each Customer and independently of any other remedy or security the Metal Lenders at any time may have or hold in connection with the Obligations evidenced hereby, and it shall not be necessary for the Metal Lenders to marshal assets in favor of any Customer or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Customer expressly waives any right to require the Metal Lenders to marshal assets in favor of any Customer or any other Person or to proceed against any other Customer or any Collateral provided by any Person, and agrees that the Metal Lenders may proceed against Customers or any Collateral in such order as it shall determine in its sole and absolute discretion.

(d) The Metal Lenders’ rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Customers’ Obligations to the Metal Lenders which thereafter shall be required to be restored or returned by a Metal Lender, all as though such amount had not been paid.

(e) To the maximum extent permitted by applicable law, and to the extent that the Obligations of a Customer are deemed to be a guaranty of the Obligations of another Customer, each Customer expressly waives any and all suretyship defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of the other Customers with respect to the Obligations evidenced hereby, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations evidenced hereby or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations evidenced hereby, (iii) the cessation for any cause whatsoever of the liability of the other Customers (other than by reason of the full payment and performance of all Obligations), (iv) any failure of the Metal Lenders to comply with applicable law in connection with the sale or other disposition of any Collateral or other security for any Obligation, (v) any act or omission of the Metal Lenders or others that directly or indirectly results in or aids the discharge or release of any Customer or the Obligations evidenced hereby or any security or guaranty therefor by operation of law or otherwise, (vi) the avoidance of any Lien in favor of the Metal Lenders for any reason, or (vii) any action taken by the Metal Lenders that is authorized by this Section or any other provision hereof or of any Security Document. Until such time, if any, as all of the Obligations have been paid and performed in full and no portion of any commitments of the Metal Lenders to consign Metal to the Customers under any agreement remains in effect, no Customer shall have any right of subrogation, contribution, reimbursement or indemnity from any other Customer, and each Customer (only in its capacity as a guarantor or surety) expressly waives any right to enforce any remedy that the Metal Lenders now have or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any Collateral now or hereafter held by the Metal Lenders.

Section 16.17 Fraudulent Conveyance.

Anything contained in this Agreement to the contrary notwithstanding, the Obligations of the Customer shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Obligations subject to avoidance as a fraudulent transfer or conveyance under the Bankruptcy Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of the Customers, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect to the value of assets (as determined under the applicable provisions of the Fraudulent Transfer Laws) and any rights to subrogation, contribution, reimbursement, indemnity or similar rights of the Customers pursuant to (a) applicable law or (b) any agreement providing for an equitable allocation among the Customers and other Affiliates of the Customers of obligations arising under guarantees by such parties.

*The next page is a signature page*

IN WITNESS WHEREOF, the Metal Lenders and the Customers have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the day and year first above written.

CUSTOMERS:
BRUSH ENGINEERED MATERIALS INC. By: s/s Michael C. Hasychak	ZENTRIX TECHNOLOGIES INC. By: s/s Michael C. Hasychak

Name: Michael C. Hasychak Title: VP, Treasurer & Secretary	Name: Michael C. Hasychak — Title: CFO & Secretary
WILLIAMS ADVANCED MATERIALS INC. By: s/s Michael C. Hasychak	WILLIAMS ACQUISITION, LLC By: s/s Michael C. Hasychak

Name: Michael C. Hasychak	Name: Michael C. Hasychak

Title: VP, Treasurer & Secretary	Title: Treasurer
TECHNICAL MATERIALS, INC. By: s/s Michael C. Hasychak	THIN FILM TECHNOLOGY, INC. By: s/s Gary W. Schiavoni

Name: Michael C. Hasychak Title: VP, Treasurer & Secretary	Name: Gary W. Schiavoni Title: Treasurer
BRUSH WELLMAN INC. By: s/s Michael C. Hasychak	TECHNI-MET, LLC By: s/s Gary W. Schiavoni

Name: Michael C. Hasychak	Name: s/s Gary W. Schiavoni

Title: VP, Treasurer & Secretary	Title: Asst. Secretary & Asst. Treasurer

GOLD LENDER:	COPPER LENDER:

CANADIAN IMPERIAL BANK OF COMMERCE By: s/s Martin Reszetnik	CIBC WORLD MARKETS INC.

Name: Martin Reszetnik	By: s/s Timothy Carrington

Title: Executive Director	Name: Timothy Carringon Title: Managing Director